Exhibit 2.1
Execution Version

Dated	May 1, 2014

MIDAMERICAN (ALBERTA) CANADA HOLDINGS CORPORATION
AND
BERKSHIRE HATHAWAY ENERGY COMPANY
AND
SNC-LAVALIN TRANSMISSION LTD.

AND

SNC-LAVALIN TRANSMISSION II LTD.

AND

SNC-LAVALIN TRANSMISSION III LTD.

AND

942064 ALBERTA LTD.
AND
SNC-LAVALIN GROUP INC.

SHARE PURCHASE AGREEMENT

3.22	Real Property	22
3.23	Material Contracts	24
3.24	Capital Projects	24
3.25	First Nations Matters	24
3.26	Related Party Transactions	24
3.27	Intellectual Property and Information Technology	25
3.28	Books and Records	25
3.29	Financial Statements	25
3.30	Undisclosed Liabilities	25
3.31	Insurance	26
3.32	Litigation	26
3.33	Taxes	26
3.34	Environmental Matters	28
3.35	Employee Matters	28
3.36	Employee Plans	29
3.37	Brokers	30
3.38	Privacy Matters	30
3.39	Ethical Matters	30
3.40	The Corporation	31

Article 4 - Representations and Warranties of the Purchaser		31
4.1	Incorporation and Corporate Power	31
4.2	Corporate Authorization	31
4.3	No Conflict with Authorizations, Laws, etc.	31
4.4	Execution and Binding Obligation	32
4.5	Authorizations	32
4.6	Brokers	32
4.7	Litigation	32
4.8	Financing and Availability of Closing Funds	32
4.9	World Bank	32

Article 5 - Covenants of the Parties		33
5.1	Pre-Closing Reorganization	33
5.2	Monitoring	33
5.3	Notice of Untrue Representation or Warranty	33
5.4	Confidentiality	33
5.5	Conduct of Business Prior to Closing	34
5.6	Fort McMurray Project	35
5.7	Request for Consents	36
5.8	Filings and Authorizations	36
5.9	AUC Approvals	38
5.10	Equity Contributions	40
5.11	Actions to Satisfy Closing Conditions	40

5.12	Transfer and Issuance of the Acquired Shares	41
5.13	Tax Returns and Certain Tax Assessments	41
5.14	Access to Books and Records	43
5.15	Exclusive Dealing	43
5.16	World Bank	43

Article 6 - Closing		44
6.1	Date, Time and Place of Closing	44
6.2	Closing Procedures	44

Article 7 - Conditions of Closing		44
7.1	Conditions in Favour of the Purchaser	44
7.2	Conditions in Favour of the Sellers	46

Article 8 - Termination		47
8.1	Termination	47
8.2	Effect of Termination	48
8.3	Waiver of Conditions of Closing	48

Article 9 - Indemnification and Remedies		48
9.1	Indemnification by the Sellers	48
9.2	Indemnification by the Purchaser	49
9.3	Allocation of Responsibility Resulting From AUC Disallowances	49
9.4	Indemnification Procedure – Third Party Claims	50
9.5	Duty to Mitigate and Subrogation	51
9.6	Expiry of Liability	52
9.7	Limitations on Liability	52
9.8	Indemnification Procedure – Direct Claims	54
9.9	Exceptions to Indemnification	54
9.10	Indemnification Sole Remedy	54
9.11	Equitable Remedies	54
9.12	Agency for Non-Parties	55

Article 10 - GUARANTEES		55
10.1	Purchaser Guarantee	55
10.2	Sellers Parent Guarantee	55

Article 11 - Miscellaneous		55
11.1	Notices	55
11.2	Entire Agreement	57
11.3	Amendments	57
11.4	Waiver	57
11.5	Severability	57

11.6	Assignments	57
11.7	Third Party Beneficiaries	58
11.8	Time of the Essence	58
11.9	Expenses	58
11.10	Further Assurances	58
11.11	Announcements	58
11.12	Counterparts	58

DISCLOSURE SCHEDULE

Section 1.1	Permitted Encumbrances
Section 1.7	Individuals with Knowledge
Section 3.4	Authorizations of the Sellers
Section 3.5	Consents of the Sellers
Section 3.7(a)	Authorized and Issued Capital (Corporations)
Section 3.7(b)	Authorized and Issued Capital (Partnerships)
Section 3.8	No Other Agreements to Acquire
Section 3.13	Qualification
Section 3.14	Conduct of Business in the Ordinary Course
Section 3.16	Material Authorizations
Section 3.22	Material Leases
Section 3.22(c)	Rights of Ingress and Egress Over Occupied Land
Section 3.23	Material Contracts
Section 3.24	Capital Projects
Section 3.26	Related Party Transactions
Section 3.29	Financial Statements
Section 3.30	Undisclosed Liabilities
Section 3.31	Insurance
Section 3.32	Litigation
Section 3.33	Taxes
Section 3.36(i)	Employee Plans
Section 4.5	Authorizations of the Purchaser
Section 5.1	Pre-Closing Reorganization
Section 5.5(i)	Secondment Arrangements
Section 7.1(c)	Required Consents
Section 7.1(d)	Required Authorizations

THIS SHARE PURCHASE AGREEMENT is dated May 1, 2014 and made between:

(1)	MIDAMERICAN (ALBERTA) CANADA HOLDINGS CORPORATION, a corporation formed under the laws of Alberta;
(the Purchaser);
and

(2)	SNC-LAVALIN TRANSMISSION LTD., a corporation formed under the laws of Alberta;

(3)	SNC-LAVALIN TRANSMISSION II LTD., a corporation formed under the laws of Alberta;

(4)	SNC-LAVALIN TRANSMISSION III LTD., a corporation formed under the laws of Alberta;
(collectively, the Sellers);
and

(5)	942064 ALBERTA LTD., a corporation formed under the laws of Alberta;
and

(6)	SNC-LAVALIN GROUP INC., a corporation formed under the laws of Canada;
(the Seller Guarantor)
and

(7)	BERKSHIRE HATHAWAY ENERGY COMPANY, a corporation formed under the laws of Iowa;
(the Purchaser Guarantor)
RECITALS:
WHEREAS, after the Pre-Closing Reorganization (as defined below), the Sellers will be the registered and beneficial owners of all of the issued and outstanding shares in the capital of a corporation to be formed under the laws of Alberta, that will own and hold all of the shares, units and other securities, directly and indirectly, in the capital of the Acquired Subsidiaries (as defined below) (the Corporation);
WHEREAS the Sellers wish to sell all of the issued and outstanding shares they each own in the capital of the Corporation upon Closing and the Purchaser wishes to purchase such shares, on and subject to the terms and conditions set out in this Agreement; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

Article 1 − INTERPRETATION

1.1	Definitions
In this Agreement, the following terms have the following meanings:
Acquired Entities means, collectively, the Corporation and the Acquired Subsidiaries.
Acquired Shares means all of the issued and outstanding shares in the capital of the Corporation immediately before Closing but after the Pre-Closing Reorganization, duly endorsed for transfer.
Acquired Subsidiaries means each Subsidiary of the Corporation or entities in the capital of which the Corporation holds, directly or indirectly, a 50% interest, in each case as of Closing, including, SNC-Lavalin Energy Alberta Ltd., SNC-Lavalin GP Holdings Ltd., AHLP, AILP, ALP, AIML, AML, AOLP, a 50% interest in Heartland Transmission L.P., AOML, a 50% interest in Heartland Transmission Management Ltd., and includes the Corporation following the completion of the Pre-Closing Reorganization, and Acquired Subsidiary means anyone of them individually. For greater certainty, each of Heartland Transmission Management Ltd. and Heartland Transmission L.P. shall be deemed to be a Subsidiary of the Corporation for the purposes of this Agreement.
Acquisition Price has the meaning specified in Section 2.2.
AESO means the Alberta Independent System Operator, operating as the Alberta Electric System Operator, together with any replacement or successor thereto.
Affiliate means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with that Person, or (b) any other Person that owns or controls 50% or more of each class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.
Agreement means this share purchase agreement and the Disclosure Schedule and exhibits attached to it or otherwise forming part of it, as the same may be amended, restated, replaced, supplemented or novated from time to time; and the words Article and Section followed by a number or letter mean and refer to the specified Article or Section of this share purchase agreement.
AHLP means AltaLink Holdings, L.P.
AHLP LPA means the amended and restated limited partnership agreement of AHLP, dated as of February 18, 2013, between AIML, as general partner, and SNC-Lavalin Transmission Ltd., SNC-Lavalin Transmission II Ltd. and SNC-Lavalin Transmission III Ltd., as limited partners.
AILP means AltaLink Investments, L.P.
AILP LPA means the amended and restated limited partnership agreement of AILP, dated as of June 22, 2006 and amended as of November 4, 2011, between AIML, as general partner, and AHLP, as limited partner.
AIML means AltaLink Investment Management Ltd.
ALP means AltaLink, L.P.

ALP LPA means the amended and restated limited partnership agreement of ALP, dated as of June 22, 2006 and amended as of March 1, 2012, between AML, as general partner, and AILP, as limited partner.
AML means AltaLink Management Ltd.
AML USA means the amended and restated unanimous shareholders agreement, dated as of March 1, 2012, among SNC-Lavalin Energy Alberta Ltd., SNC-Lavalin GP Holdings Ltd. and AML, as amended, restated, supplemented or otherwise modified from time to time.
AOLP means AltaLink Ontario, L.P.
AOLP LPA means the limited partnership agreement of AOLP, dated as of March 25, 2011, among AOML, as general partner, and AILP, as limited partner.
AOML means AltaLink Ontario Management Ltd.
Applicable Law means, with respect to any Person, (a) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, order, decree, judgment, decision or other requirement having the force of law, and (b) any policy, companion policy, practice, protocol, standard or guideline of any Governmental Authority having the force of law (collectively, the Law), in each case binding on such Person.
Approved Capital Project means any Direct Assign Project which has forecasted capital expenditures equal to or greater than $50,000,000, which has received AUC Facility Approval, as set forth in Section 3.24 of the Disclosure Schedule.
Assets means, with respect to any Acquired Entity, all property and assets of the such Acquired Entity of every nature and kind and wherever located including (a) the Owned Land and the buildings, improvements and fixtures located thereon of such Acquired Entity and the Unoccupied Land, (b) the Business Structures of such Acquired Entity, (c) all machinery, equipment, furniture, accessories and supplies of all kinds of such Acquired Entity, (d) all trucks, cars and other vehicles of such Acquired Entity, (e) all inventories of such Acquired Entity, (f) all accounts receivable of every nature and kind, whether current or not, of such Acquired Entity, (g) all IP Rights of such Acquired Entity, (i) all Authorizations issued to such Acquired Entity, (j) the Material Leases, the Easements and all other Contracts binding on or benefiting such Acquired Entity, (k) the Books and Records of such Acquired Entity, and (l) the Corporate Records of such Acquired Entity.
AUC Approvals has the meaning specified in Section 5.9.
AUC or Alberta Utilities Commission means the Alberta Utilities Commission, together with any replacement or successor thereto.
AUC Disallowance means the dollar amount of capitalized costs to be included in rate base which were (i) incurred by an Operating Entity prior to Closing, or (ii) committed pursuant to a written Material Contract entered into prior to Closing and incurred prior to December 31, 2017, and which such Operating Entity does not recover as part of its current or future tariff as a result of any final decision, ruling or order of the AUC or of a court which becomes final without an appeal being made thereon by the applicable Operating Entities, taking into consideration the rights and obligations under Section 9.3(c)(iv), on or before December 31, 2018 for such costs incurred prior to Closing or on or before December 31, 2020 for such other costs, and which disallows such capitalized costs from being included in rate base.

AUC Facility Application means the filings and other required documentation submitted to the
AUC pursuant to the Hydro and Electric Energy Act (Alberta) for the purposes of obtaining AUC Facility Approval.

AUC Facility Approval means the Authorization issued by the AUC pursuant to the Hydro and Electric Energy Act (Alberta) authorizing the construction of an electricity transmission project in the Province of Alberta.

Authorization means, with respect to any Person, any order, permit, approval, consent, waiver, licence or other authorization issued, granted, given or authorized by, or made applicable under the authority of, any Governmental Authority having jurisdiction over the Person.
Books and Records means, with respect to any Acquired Entity, all books of account, Tax Returns and other tax records, working papers, personnel records, sales and purchase records, customer and supplier lists, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections and all other documents, files, correspondence and other information of such Acquired Entity (whether in written, electronic or other form), other than the Corporate Records.
Business means the business currently carried on by Acquired Entities which involves participating, directly and indirectly, (a) in the transmission of electricity, (b) the construction, ownership and operation of electrical transmission lines and infrastructure, including the use of such infrastructure for telecommunication purposes, (c) engineering services related to the transmission and/or distribution of, electricity and related administrative services associated with activities described in (a) and (b) above, (d) seeking business development opportunities involving the activities set forth in (a), (b) and (c) above; and (e) other immaterial business undertakings and development opportunities not otherwise referenced in clauses (a) to (d) above.
Business Day means any day, other than a Saturday, Sunday or statutory or civic holiday in Montreal, Quebec or Calgary, Alberta.
Business Structures has the meaning specified in Section 3.18.
Cantega Agreement means the Consulting and Investment Agreement entered into as of October 4, 2011 between AILP and Cantega Technologies Inc.
Capital Project means any Early Stage Development Project, Late Stage Development Project or Approved Capital Project.
Closing means the completion of the purchase and sale transactions contemplated in this Agreement.
Closing Date means five (5) Business Days following the receipt of the last one of the Required Consents and the Required Authorizations to be obtained, or such other date that the parties may determine from time to time.
Closing Period means the period between the time of the execution of this Agreement and the Closing.
Code of Conduct means the AML Inter-Affiliate Code of Conduct dated December 30, 2003.

Collective Bargaining Agreements means:

(a)	the collective agreement between AML and the United Utility Workers’ Association of Canada effective January 1, 2013 to December 31, 2015; and

(b)	the collective agreement between AML and Local Union 254 of the International Brotherhood of Electrical Workers effective January 1, 2014 to December 31, 2016.
Commercially Reasonable Efforts means the efforts that a prudent person who desires to achieve a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible to the extent that such efforts are sound from a commercial and business point of view.
Competition Act means the Competition Act (Canada), inclusive of the regulations promulgated thereunder.
Competition Act Approval means (a) the issuance of an Advance Ruling Certificate pursuant to section 102 of the Competition Act, (b) the Purchaser has, and the Sellers and 942064 Alberta Ltd. have caused the Corporation to have, given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act has expired or been waived in accordance with the Competition Act, or (c) the obligation to give the requisite notice has been waived pursuant to subsection 113(c) of the Competition Act and, in the case of (b) or (c), the Purchaser has been advised in writing by the Commissioner of Competition or a person authorized by the Commissioner of Competition that such Person is of the view, that, in effect, the Commissioner of Competition does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement and such advice has not been rescinded.
Consent means any consent, approval, waiver or other authorization or contractual amendment and/or restatement required under a Contract.
Contracts means all binding agreements, arrangements, and undertakings (whether written, electronic or oral), to which a Person is a party or a beneficiary or pursuant to which any of its property or assets are or may be affected.
Corporate Records means, with respect to any Acquired Entity, the corporate or limited partnership records of such Acquired Entity, including (a) all constating documents, articles and by-laws, (b) all material minutes of meetings and resolutions of shareholders, partners, directors and general partner and (c) the securities certificate books, securities register, register of transfers and register of directors.
Corporation has the meaning specified in the recitals to this Agreement.
CRA means the Canada Revenue Agency or its successor.
Damages has the meaning specified in Section 9.1(a).

Daily Return, as calculated on each day (in this definition, the relevant day), starting on (and including) January 1, 2014 and ending on (and including) the Closing Date, the amount obtained by applying the following formula:

(A + B) x C
365

where
A is $2,666,000,000, being the amount which the Purchaser agrees to pay for the Acquired Shares if the Closing occurred on December 31, 2013;
B is the aggregate amount of Equity Contributions made from (and including) January 1, 2014 to (and including) the relevant day;
C is 10% (calculated on a simple and non-compounded basis), which is the return on equity to be paid by the Purchaser to the Sellers in accordance with the terms hereof.
Debt Financing Agreements means:

(a)
the second amended and restated credit agreement, dated as of December 19, 2013, among ALP (as borrower), AML (as general partner), the Bank of Nova Scotia (as agent of the lenders, and as lender) and all other lenders which become parties thereunder (as lenders), as amended, restated, supplemented or otherwise modified from time to time;

(b)
the third amended and restated credit agreement, dated December 19, 2013, among ALP (as borrower), AML (as general partner), the Bank of Nova Scotia (as administrative agent of the lenders, co-lead arranger and co-bookrunner), the Royal Bank of Canada (as syndication agent, co-lead arranger and co-bookrunner), the Bank of Montreal and National Bank of Canada (as co-documentation agents) and the Bank of Nova Scotia, Royal Bank of Canada, the Bank of Montreal, National Bank of Canada, the Toronto-Dominion Bank and Alberta Treasury Branches, and all other lenders which become parties thereunder (as lenders), as amended, restated, supplemented or otherwise modified from time to time;

(c)
the amended and restated credit agreement dated as of December 14, 2011, among AIML, in its capacity as general partner of AILP (as borrower), AIML (as general partner), Royal Bank of Canada (as administrative agent of the lenders, and as lender), RBC Capital Markets (as sole lead arranger and sole bookrunner), Bank of Montreal (as documentation agent) and all other lenders which become parties thereunder (as lenders), as amended, restated, supplemented or otherwise modified from time to time;

(d)
the master trust indenture dated November 21, 2005, among AIML, as general partner of AILP (as issuer), AIML (as general partner) and BNY Trust Company of Canada (as trustee), as amended, restated, supplemented or otherwise modified from time to time;

(e)
the $45,000,000 senior debenture, dated February 16, 2005, issued by AHLP (as borrower) in favor of Ontario Teachers’ Pension Plan Board (as lender), as amended, restated, supplemented or otherwise modified from time to time;

(f)
the $45,000,000 senior debenture, dated February 16, 2005, issued by AHLP (as borrower) in favour of Caisse de dépôt et placement du Québec, as successor to SNC-Lavalin Investment Alberta Ltd., as successor to SNC-Lavalin Ltd., as successor to SNC-Lavalin Transmission II Ltd., as successor to SNC-Lavalin Transmission III Ltd., as successor to MacQuarie Essential Assets Partnership (as lender), as amended, restated, supplemented or otherwise modified from time to time; and

(g)
the amended and restated master trust indenture, dated April 28, 2003, among AML as general partner of ALP (as issuer), AML (as general partner) and BNY Trust Company of Canada, as successor to BMO Trust Company (as trustee), as amended, restated, supplemented or otherwise modified from time to time.

Direct Assign Cost Deferral Account Proceeding means any application, and associated compliance filing, made by an Acquired Entity to the AUC to approve the capital costs associated with Direct Assign Projects to be included in rate base for the purposes of setting utility rates to be paid by the customers of any Acquired Entity.
Direct Assign Project means any electricity transmission project the AESO has direct assigned to any Acquired Entity.
Disclosure Schedule means the disclosure schedule attached to this Agreement.
Draft Return has the meaning specified in Section 5.13(b).
Early Stage Development Project means any Direct Assign Project which has forecasted capital expenditures equal to or greater than $50,000,000, for which direction has been received by the AESO to prepare a proposal to provide service or an AUC Facility Application and, in all the circumstances, for which no AUC Facility Application has been filed, as set forth in Section 3.24 of the Disclosure Schedule.
Easements means, in relation to the Business, the easement agreements and right of way agreements and all similar Contracts and Authorizations (including for the access of vehicles) to which any Operating Entity is a party in order to secure its rights to build, operate and maintain transmission lines and related equipment in connection with the Business, over the land required for such purpose.
Effective Time means 12:00 a.m. (Mountain Standard Time) on the Closing Date.
Eligible Claim has the meaning specified in Section 9.7(a)(iv).
Employee means, with respect to any Acquired Entity, any full-time, part-time or temporary employee of such Acquired Entity, including any such employee on disability (long-term or short-term), workplace safety and insurance, workers’ compensation, pregnancy or parental or other statutory or approved leave.
Employee Plans means all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, allowances, profit sharing, deferred compensation, termination, change of control, pension, savings plans, retirement, post-retirement benefits, stock option, stock purchase, stock appreciation, phantom stock, health, welfare, medical, dental, disability, life insurance, accidental death and dismemberment and similar plans, programmes, arrangements or practices relating to current or former employees, officers or directors of the Operating Entities or AILP maintained, sponsored or funded by the Acquired Entities, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, other than government-sponsored employment insurance, workers' compensation, health insurance or pension plans.

Environmental Laws means all Laws relating to environmental matters or occupational health and safety, including any Laws having as a purpose or effect the protection of the environment, the prevention or reduction to acceptable levels of pollution or the provision of remedies in respect of damage arising therefrom.
EPC Contracts means:

(a)
the Second Amended and Restated Engineer Procure and Construct Master Agreement, dated as of April 9, 2009 and amended as of October 30, 2009 and December 31, 2010 between ALP and SNC-Lavalin ATP Inc. for engineering, procurement and construction management services;

(b)
the Relationship Agreement and EPC Terms and Conditions between ALP and SNC-Lavalin ATP Inc. for a period of five (5) years beginning on May 1, 2012 for engineering, procurement and construction management services; and

(c)
the Relationship Agreement and EPC Terms and Conditions between ALP and Burns McDonnell Canada Ltd. for a period of five (5) years beginning on May 1, 2012 for engineering, procurement and construction management services.

Equity Contributions means the aggregate amount of all contributions made by the Sellers, 942064 Alberta Ltd. and their Affiliates (other than the Acquired Entities) to the capital of the Acquired Entities, without duplication, whether or not in consideration for the issuance of shares, units or other securities, net of any dividends or distributions made by the Acquired Entities to the Sellers, 942064 Alberta Ltd. and their Affiliates (other than the Acquired Entities), if any, without duplication.
Financial Statements means the financial statements listed in Section 3.29 of the Disclosure Schedule, a copy of each of which is attached as Section 3.29 of the Disclosure Schedule.
First Nations Person has the meaning specified in Section 3.25.
Fort McMurray Project has the meaning specified in Section 5.6(a).
Fundamental Representations has the meaning specified in Section 9.6(c).
GAAP means those generally accepted accounting principles in force from time to time in Canada, consistently applied, including the applicable International Financing Reporting Standards, taking into consideration financial and accounting regulatory requirements.
General Tariff Application means any application, and associated compliance filing, made by any Operating Entity to the AUC to approve its revenue requirement.
Governing Agreements means, collectively, the AHLP LPA, the AILP LPA, the ALP LPA, the AOLP LPA, the Heartland LPA, the AML USA and the Heartland USA, and Governing Agreement means any one of them individually.
Governmental Authority means any (a) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, board, tribunal, bureau or agency, domestic or foreign, (b) any subdivision or authority of any of the above, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or tax authority under or for the account of any of the above.

Heartland LPA means the limited partnership agreement of Heartland Transmission, L.P., dated as of March 7, 2008 and amended as of June 13, 2008 and February 27, 2009, among Heartland Transmission Management Ltd., as general partner, and AltaLink Heartland Holdings, L.P. (as predecessor of ALP) and EPCOR Transmission Development (Heartland) Limited Partnership, as limited partners.
Heartland USA means the unanimous shareholders’ agreement of Heartland Transmission Management Ltd., dated as of March 6, 2008 and amended as of June 13, 2008, among AltaLink Management Ltd., EPCOR Distribution & Transmission Inc. and Heartland Transmission Management Ltd.
Indemnified Person has the meaning specified in Section 9.4(a).
Indemnifying Party has the meaning specified in Section 9.4(a).
Indemnity Representative means (a) where the Indemnified Person is the Purchaser or any Purchaser Indemnified Person, the Purchaser, or (b) where the Indemnified Persons are the Sellers or the Sellers Indemnified Person, any one of the Sellers as identified by the Sellers in their sole discretion.
Information Technology means all computer systems and networks, communications systems, monitoring and operational systems, software systems, programs, databases and hardware, whether owned, used or licenced.
Interested Persons has the meaning specified in Section 3.26(a).
Investment Canada Act means the Investment Canada Act (Canada), including the regulations promulgated thereunder.
Investment Canada Act Approval means (a) the Purchaser shall have received notification from the responsible Minister designated under the Investment Canada Act that he is satisfied or is deemed to be satisfied that the transactions contemplated in this Agreement are likely to be of net benefit to Canada, on terms and conditions satisfactory to the Purchaser, in its reasonable discretion, and (b) the Purchaser shall not have received notice from the responsible Minister under either subsection 25.2(1) of the Investment Canada Act or subsection 25.3(2) of the Investment Canada Act within the period prescribed by the Investment Canada Act or, if the Purchaser has received such a notice, the Purchaser shall have subsequently received one of the following notices, as applicable: (i) under paragraph 25.2(4)(a) of the Investment Canada Act indicating that no order for the review of the transactions contemplated by this Agreement will be made under subsection 25.3(1) of the Investment Canada Act, (ii) under paragraph 25.3(6)(b) of the Investment Canada Act indicating that no further action will be taken in respect of the transactions contemplated by this Agreement, or (iii) under subsection 25.4(1) of the Investment Canada Act that the Governor in Council authorizes the completion of the transactions contemplated by this Agreement, on terms and conditions satisfactory to the Purchaser, in its reasonable discretion.

IP Rights means (a) all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), integrated circuit topographies, mask works, and including all provisional applications, substitutions, continuations, continuations-in-part, patents of addition, improvement patents, divisions, renewals, reissues, confirmations, counterparts, re-examinations and extensions thereof, (b) all trade-marks, service marks, trade dress, trade names, logos, domain names and corporate names, whether registered or existing at common law, social media accounts, (c) all registered and unregistered statutory and common law copyrights and industrial designs, (d) all registrations, applications and renewals for any of the foregoing, (e) all trade secrets, improvements, innovations, discoveries, designs and techniques, and (f) all other similar intellectual property rights owned, licensed, controlled or used by a Person, in any and all relevant jurisdictions in the world.
Late Stage Development Project means Direct Assign Project which has forecasted capital expenditures equal to or greater than $50,000,000, in respect of which an Acquired Entity has filed an AUC Facility Application but which has not yet received AUC Facility Approval, as set forth in Section 3.24 of the Disclosure Schedule.
Law has the meaning specified in the definition of Applicable Law.
Leased Properties means the building (or part thereof) and such other premises leased pursuant to the Material Leases.
Lien means (a) any mortgage, charge, pledge, lease, sublease, option, hypothec, security interest, assignment, lien (statutory or otherwise), statutory or deemed trust, privilege, easement, servitude, ownership or title retention agreement or conditional sale agreement, or (b) any other encumbrance of any nature or any arrangement or condition which, in each case, in substance, secures payment or performance of an obligation.
Material Adverse Effect means,

(a)
as used in Section 3.14(a) and 7.1(f), with respect to any event, matter, occurrence or circumstance, an effect or change (for the purposes of this "Material Adverse Effect" definition, a "change") that is, or would reasonably be expected to be, materially adverse to the business, Assets, operations or condition (financial or otherwise) of the Acquired Entities, as a whole, but does not include any change arising from (i) changes in general economic conditions affecting the Acquired Entities or any of their competitors, (ii) changes in Applicable Laws, (iii) changes in policy of the Alberta Utilities Commission or AESO, (iv) changes in GAAP, or (v) except with respect to obtaining the Required Authorizations, this Agreement or the completion of the transactions contemplated in this Agreement; and

(b)
as used elsewhere in this Agreement, a change or series of changes, that are, or would reasonably be expected to be, materially adverse to the business, Assets, operations or condition (financial or otherwise) of the Acquired Entities, considered as a whole.

Material Authorizations has the meaning specified in Section 3.16.
Material Contracts means the following Contracts entered into by any of the Acquired Entities:

(a)	the Contracts entered into which represent, with respect to any such Contract, obligations for such Acquired Entity of more than $50,000,000 in the aggregate in any given fiscal year;

(b)	any trust indenture, mortgage, promissory note, contracts of guarantee or indemnity respecting the indebtedness or other obligations of another Person, loan agreement,

including the Debt Financing Agreements, or any currency exchange, interest rate, commodities or other hedging arrangement;

(c)	the Material Lease identified in Section 3.22 of the Disclosure Schedule with an asterisk;

(d)	any non-competition, non-solicitation or similar Contract limiting the freedom of any Acquired Entity to compete in any geographic area or any line of business;

(e)	the EPC Contracts, and any other Contract respecting any project for capital expenditures in excess of $50,000,000 in the aggregate;

(f)	any Contract with any Interested Person that is not an Acquired Entity;

(g)	the Governing Agreements;

(h)	the Collective Bargaining Agreements;

(i)
any partnership, joint venture, or other similar Contract, or any Contract or other arrangement which requires, or may require, an Acquired Entity to enter into any partnership, joint venture, or other similar contract, involving a sharing of profits by an Acquired Entity with any Person or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of shares, sale of assets or otherwise), including the Project Commitment and Option Agreement (240kV Electric Transmission Line), dated September 16, 2010 between the Piikani Nation and ALP and the Project Commitment and Option Agreement (240kV Electric Transmission Line), dated May 27, 2010 between the Blood Tribe and ALP; and

(j)	any Contract not described in clauses (a) to (i) above, the termination of which would have a Material Adverse Effect.
Material Leases means the lease agreements listed in Section 3.22 of the Disclosure Schedule.
NI 45-106 means National Instrument 45-106 – Prospectus and Registration Exemptions.
Non-Operating Entities means, collectively, the Corporation, as and when incorporated, the Acquired Subsidiaries that are not Operating Entities, and Non-Operating Entity means any one of them individually.
Occupied Land means the land occupied by the Operating Entities which is either (i) subject to rights held by, any of the Operating Entities in connection with the Business pursuant to the Easements, or (ii) Owned Transmission Land.
Operating Entities means, collectively, ALP and AML, and Operating Entity means any one of them individually.
Ordinary Course means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person or its business, as the case may be, and is taken in the ordinary course of the normal day-to-day operations of the Person or its business.
Owned Land means, collectively, the Owned Transmission Land and the Unoccupied Land.

Owned Transmission Land means, in relation to the Business, the land which any Operating Entity purports to own in order to build, operate and maintain transmission lines and related equipment in connection with the Business, but excludes, for greater certainty, Unoccupied Land and land on which Leased Properties are located.
Parties means the Sellers, 942064 Alberta Ltd. and the Purchaser and any other Person who may become a party to this Agreement.
Partnership Subsidiaries means, collectively, AHLP, AILP, ALP, AOLP and Heartland Transmission L.P.
Permitted Encumbrances means:

(a)
inchoate Liens imposed by Law that are the obligation (contingent or otherwise) of the Acquired Entities and incidental to construction, maintenance, development or operation of the Assets or the Business, in the Ordinary Course; provided that such Liens are related to obligations that are not due or payable and are not registered against any title to any Assets, or if they are registered against any title to any Assets, are being contested in good faith by appropriate proceedings by the applicable Acquired Entity;

(b)
Liens for Taxes, assessments, obligations under workers’ compensation or other similar legislation or other requirements, charges or levies of any Governmental Authority that are the obligation of the Acquired Entities, the Sellers or 942064 Alberta Ltd., as applicable (contingent or otherwise), which in each case, are not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or which are being contested in good faith by appropriate proceedings by the applicable Acquired Entity;

(c)
easements, servitudes, encroachments, minor imperfections of title, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not, individually or in the aggregate, materially: interfere with the use of any real property or other Assets for the purpose for which they are held, or materially detract from the value of, or materially impair the marketability of, any real property, the Assets or the Business;

(d)
Liens on real property incurred in the Ordinary Course of the Business by any of the Acquired Entities and which do not, individually or in the aggregate, impair the use of or the income from the property covered thereby;

(e)
conventional provisions contained in any contracts or agreements affecting properties under which the Acquired Entities are required, immediately before the expiration, termination or abandonment of a particular property, to reassign to such Person’s predecessor in title all or a portion of such Person’s rights, titles and interests in and to all or a portion of such property;

(f)
the pledges and deposits to secure the performance of bids, tenders, trade or government contracts leases, licenses or statutory obligations (other than for repayment of borrowed money), surety bonds, performance bonds, completion bonds and other obligations listed in Section 1.1 of the Disclosure Schedule ;

(g)
any Lien consisting of (i) statutory landlord’s liens or legal hypothecs under any leases or other Liens on the leased property reserved in leases thereof for rent which is not yet due or for compliance after the Closing Date with the terms of such leases, (ii) rights reserved to or vested in any Governmental Authority to control or regulate any property of Acquired Entities, or to limit the use of such property in any manner which does not materially impair the use of such property for the purposes for which it is used by the Acquired Entities, (iii) obligations or duties to any Governmental Authority with respect to any franchise, grant, license, lease or permit relating to any period after Closing and the rights reserved or vested in any Governmental Authority to terminate any such franchise, grant, license, lease or permit or to condemn or expropriate any property, and (iv) zoning or other land use restrictions and ordinances of any Governmental Authority;

(h)
the Liens in respect of judgments or awards with respect to which an appeal or other proceeding for review is being prosecuted, which are reflected in the Books and Records as a current liability and with respect to which a stay of execution pending such appeal or such proceeding for review has been obtained;

(i)
mechanics’ and materialmen’s Liens and similar charges not filed of record and not delinquent or that are filed of record but are being contested in good faith by appropriate proceedings by the Acquired Entities; provided that any action to foreclose any such Lien or attach any of the Assets as a result thereof is properly stayed and such contested obligation is reflected in the Books and Records as a current liability; and

(j)	Liens listed and described in Section 1.1 of the Disclosure Schedule.
Person means a natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capital), limited liability company, stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.
Pre-Closing Reorganization means the Sellers’ and 942064 Alberta Ltd.’s reorganization to occur between the date hereof and the Closing Date and described in Section 5.1 of the Disclosure Schedule.
Privacy Laws means the Personal Information Protection and Electronic Documents Act (Canada) and any regulations thereunder, the Personal Information Protection Act (Alberta) and all other Applicable Laws relating to the protection of personal information, as such term is defined in the Personal Information Protection and Electronic Documents Act (Canada) and/or any other Applicable Laws relating to the protection of personal information.
Publicly Disclosed means, with respect to any disclosure or information to be provided hereunder, that such disclosure or information is publicly available and found in any document (a) filed with respect to ALP and the Seller Guarantor on the System for Electronic Document Analysis and Retrieval (SEDAR) or (b) filed with or disclosed by the Alberta Utilities Commission with respect to any Acquired Subsidiary; provided that such disclosure or information is retrievable by members of the public via public internet databases maintained by the Alberta Utilities Commission.
Purchaser has the meaning specified above the Recitals.
Purchaser AUC Approval has the meaning specified in Section 5.9(b).
Purchaser Guarantor has the meaning specified above the Recitals.
Purchaser Indemnified Persons has the meaning specified in Section 9.1(a).
Reference Date means December 31, 2013.
Reorganization Documentation has the meaning specified in Section 3.17;
Required Consents means those Consents set out and described in Section 7.1(c) of the Disclosure Schedule.

Required Authorizations means the Authorizations set out and described in Section 7.1(d) of the Disclosure Schedule.
RFP Process has the meaning specified in Section 5.6(a).
SCADA Systems means the supervisory control and data acquisition (SCADA) systems monitoring the transmission operations of the Operating Entities or any part thereof.
Seller Guarantor has the meaning specified above the Recitals.
Sellers have the meaning specified above the Recitals.
Sellers AUC Approval has the meaning specified in Section 5.9(a).
Sellers Indemnified Persons has the meaning specified in Section 9.2.
Statutory Plans means statutory benefit plans to which any Acquired Entity is required to participate in or comply with, including the Canada and Quebec Pension Plans and plans administered pursuant to applicable health tax, workers’ compensation and employment insurance legislation.
Subsidiary means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For these purposes, a Person or Persons are deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons are allocated a majority of partnership, association or other business entity gains or losses or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.
Tax Act means the Income Tax Act (Canada), as amended, and the regulations promulgated thereunder, in each case as in effect from time to time. Reference to sections of the Tax Act shall be construed also to refer to any successor sections.
Tax Assessment means any assessment, reassessment, determination, action, audit, examination, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that is instituted or asserted by a Tax Authority.
Tax Authority means the Canada Revenue Agency and any other Governmental Authority having taxing authority and their respective successors, if any.
Tax Returns means all returns (including partnership information returns), reports, declarations, elections, notices, filings, forms, statements and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which have been prepared or filed or required to be prepared or filed in respect of Taxes.
Taxes includes any taxes, duties, assessments, imposts, fees, duties, withholdings, levies and other charges of any nature imposed by any Tax Authority and includes all interest, penalties, fines, additions to tax or other additional amounts imposed by any Tax Authority including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, withholding, business, property, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervailing and anti-dumping and all employment insurance, health insurance and Canada and other government pension plan and other employer plan premiums, contributions or withholdings and all other taxes and similar government charges of any kind imposed by any Governmental Authority.
Third Party Claim has the meaning specified in Section 9.4(a).
Transaction Documents means all agreements, certificates and other instruments or documents delivered or given pursuant to this Agreement, but excludes, for greater certainty, the Non‑Disclosure Agreement.
Unoccupied Land means the land which any Operating Entity purports to own but which is not currently used or occupied in the Ordinary Course.
World Bank means the World Bank Group and its constituent organizations.

1.2	Gender and Number
Any reference in this Agreement to gender includes all genders and words importing the singular include the plural and vice versa.

1.3	Certain Phrases and Calculation of Time

(a)
In this Agreement (i) the words "including" and "includes" mean "including (or includes) without limitation"; and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". If the last day of any such period is not a Business Day, such period will end on the next Business Day.

(b)
When calculating the period of time "within" which or "following" which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

1.4	Headings, etc.
The inclusion of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

1.5	References to the Schedules and Exhibits

(a)
If a matter is said to be set out, disclosed, listed, described or reflected in a particular Section of the Disclosure Schedule, it is deemed to have been sufficiently disclosed to the Parties (i) if such matter is described in that particular Section of the Disclosure Schedule, (ii) if there is, in that particular Section of the Disclosure Schedule, a cross-reference to another Section of the Disclosure Schedule; or (iii) if it is set out in any other Section of the Disclosure Schedule and it is reasonably apparent that such matter should have been included or cross-referenced in the relevant Section of the Disclosure Schedule;

(b)	The Disclosure Schedule and the exhibits form an integral part of this Agreement.

1.6	Currency
All monetary amounts in this Agreement, unless otherwise specifically indicated, are stated in Canadian currency.

1.7	Knowledge
Where any representation or warranty in this Agreement is expressly qualified by reference to the knowledge of the Sellers or to the fact that the Sellers "are aware of" any information, it is deemed with respect to matters relating to the Acquired Entities, to refer to the knowledge after reasonable due inquiry within SNC-Lavalin Inc. and its Subsidiaries of the individuals listed in Section 1.7 of the Disclosure Schedule and who are identified as officers of either or both of AML and/or SNC-Lavalin Inc., an Affiliate of the Sellers and 942064 Alberta Ltd., and not in their personal capacity.

1.8	Accounting Terms
All accounting and financial terms and references not defined in this Agreement are to be interpreted in accordance with GAAP.

1.9	Statutory References
Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and to the regulations made under that statute as at the date of this Agreement.

1.10	Governing Law

(a)
This Agreement is governed by and is to be interpreted, construed and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein, without regard to conflict of law principles.

(b)
Each of the Parties irrevocably attorns and submits to the exclusive jurisdiction of the courts of Alberta in any action or proceeding arising out of or relating to this Agreement. Each of the Parties waives objection to the venue of any action or proceeding in such court or any argument that such court provides an inconvenient forum.

Article 2 − ACQUIRED SHARES AND ACQUISITION PRICE

2.1	Purchase and Sale
Subject to the terms and conditions of this Agreement, the Sellers covenant and agree to sell, assign, transfer and deliver to the Purchaser, and the Purchaser covenants and agrees to purchase and acquire from the Sellers, on the Closing Date as of the Effective Time, the Acquired Shares.

2.2	Acquisition Price
Subject to the terms of this Agreement, the aggregate consideration (the Acquisition Price) payable by the Purchaser for the Acquired Shares shall be the amount obtained by applying the following formula:

A + B + C
where
A is $2,666,000,000, being the amount which the Purchaser agrees to pay for the Acquired Shares if the Closing occurred on December 31, 2013;

B is the aggregate amount of Equity Contributions made from (and including) January 1, 2014 to (and including) Closing; and
C is the sum of all Daily Returns from (and including) January 1, 2014 to (and including) the Closing Date.

2.3	Payment of the Acquisition Price
On the Closing Date, the Purchaser shall pay the Acquisition Price by wire transfer of immediately available funds (using the large value transaction system) payable to the Sellers to the accounts and in the amounts to be indicated in writing by the Sellers at Closing.
Article 3 − REPRESENTATIONS AND WARRANTIES OF THE SELLERS
The Sellers and 942064 Alberta Ltd. hereby jointly and severally represent and warrant as follows to the Purchaser:

3.1	Incorporation and Corporate and Partnership Power

(a)
Each of the Sellers, 942064 Alberta Ltd., SNC-Lavalin Energy Alberta Ltd., SNC-Lavalin GP Holdings Ltd., AIML, AML and Heartland Transmission Management Ltd. is a corporation incorporated or amalgamated, as the case may be, organized and existing under the laws of Alberta and has the corporate power and authority to own and operate its property and assets, carry on its business and enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party.

(b)
AOML is a corporation incorporated, organized and existing under the laws of Ontario and has the corporate power and authority to own and operate its property and assets, carry on its business and enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party.

(c)
Each of AHLP, AILP, ALP and Heartland Transmission L.P. is a limited partnership formed, organized and existing under the laws of Alberta and has the limited partnership power and authority to own and operate its property and assets, carry on its business, and enter into and perform its obligations under each of the Transaction Documents to which it is a party.

(d)
AOLP is a limited partnership formed, organized and existing under the laws of Ontario and has the limited partnership power and authority to own and operate its property and assets, carry on its business, and enter into and perform its obligations under each of the Transaction Documents to which it is a party.

(e)
The Corporation will, as of the Closing Date, be a corporation incorporated, organized and existing under the laws of Alberta and will, as of the Closing Date, have the corporate power and authority to own and operate its property and assets, carry on its business and enter into and perform its obligations under each of the Transaction Documents to which it is a party.

3.2	Corporate Authorizations, etc.
The execution, delivery and performance by the Sellers and 942064 Alberta Ltd. of this Agreement and the Transaction Documents, and the completion of the transactions contemplated by the Pre-Closing Reorganization:

(a)
has been (with respect to this Agreement), or will be as of the Closing Date (with respect to the Transaction Documents and the Pre-Closing Reorganization), duly authorized by all necessary corporate action on the part of the Sellers and 942064 Alberta Ltd.; and

(b)
do not or will not when entered into at Closing, as the case may be, or would not with the giving of notice, the passage of time or the happening of any other event or circumstance, result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of the constating documents, the Governing Agreements, the by-laws or the resolutions of board of directors, shareholders or unitholders of any of the Sellers, 942064 Alberta Ltd., the Acquired Subsidiaries or, as and when created, the Corporation.

3.3	No Conflict with Authorizations
The execution, delivery and performance by the Sellers and 942064 Alberta Ltd. of this Agreement and the completion of the transactions contemplated by the Pre-Closing Reorganization do not, and would not with the giving of notice, the passage of time or the happening of any other event or circumstance:

(a)
result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Material Authorization held by the Non-Operating Entities or, to the knowledge of the Sellers, the Operating Entities;

(b)	result in or require the creation of any Lien upon any of the Acquired Shares or any Assets or the Non-Operating Entities or, to the knowledge of the Sellers, the Operating Entities;

(c)	result in a breach or a violation of, or conflict with, any Applicable Law; or

(d)	cause the occurrence of a Material Adverse Effect.

3.4	Required Authorizations
Except as set out in Section 3.4 of the Disclosure Schedule, there is no requirement for the Sellers, 942064 Alberta Ltd. or the Acquired Entities to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Authority as a result of, or in connection with, or as a condition to the lawful completion of, the transactions contemplated by this Agreement or the Pre-Closing Reorganization, except where the failure to obtain such Authorization does not have a Material Adverse Effect.

3.5	Required Consents
Except for the Consents set out in Section 3.5 of the Disclosure Schedule, there is no requirement for the Sellers, 942064 Alberta Ltd. or the Acquired Subsidiaries, and there will not be any requirement for the Corporation as of the Closing Date, to obtain any Consent from any Person who is a party to a Material Contract as a condition to the lawful completion of the transactions contemplated by this Agreement or the Pre-Closing Reorganization.

3.6	Execution and Binding Obligation
This Agreement has been (and each of the Transaction Documents will be on the Closing Date) duly executed and delivered by each of the Sellers, 942064 Alberta Ltd. and the Acquired Subsidiaries, to the extent such Person is a party to any such agreements, and constitute legal, valid and binding obligations of each one of the Sellers, 942064 Alberta Ltd. and the Acquired Subsidiaries, to the extent such Person is a party to any such agreements, enforceable against each one of the Sellers, 942064 Alberta Ltd. and the Acquired Subsidiaries, in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors and the exercise of judicial or administrative discretion in accordance with general equitable principles.

3.7	Authorized and Issued Capital, and Title to Shares

(a)
With respect to each of SNC-Lavalin Energy Alberta Ltd., SNC-Lavalin GP Holdings Ltd., AIML, AML, AOML and Heartland Transmission Management Ltd., Section 3.7(a) of the Disclosure Schedule accurately sets forth, opposite their respective name, the (i) authorized capital of each such corporation, and (ii) all of the issued and outstanding capital of each such corporation along with the registered and beneficial owners thereof, all of which has been duly issued and is outstanding as fully paid and non-assessable. Except for the securities held by EPCOR Distributions & Transmission Inc. in the capital of Heartland Transmission Management Ltd., the securities described as being owned by a Person in Section 3.7(a) of the Disclosure Schedule are owned by such Person with good and valid title thereto, free and clear of all Liens. Each of SNC-Lavalin Energy Alberta Ltd., SNC-Lavalin GP Holdings Ltd., AIML, AML, AOML and Heartland Transmission Management Ltd. is a private issuer (as such term is defined in Section 2.4 of NI 45-106).

(b)
With respect to each of AHLP, AILP, ALP, AOLP, Heartland Transmission L.P., Section 3.7(b) of the Disclosure Schedule accurately sets forth, opposite their respective name, all of the units or other partnership interests of each such limited partnership along with the registered and beneficial owners thereof, all of which have been duly issued or granted, as the case may be, in compliance with all Applicable Laws (including securities Laws) and the limited partnership agreement governing such limited partnership. Except for the securities held by EPCOR Transmission Development (Heartland) Limited Partnership in the capital of Heartland Transmission L.P., the securities and/or partnership interests described as being owned by a Person in Section 3.7(b) of the Disclosure Schedule are owned by such Person with good and valid title thereto, free and clear of all Liens. AIML is the sole general partner of each of AHLP and AILP, AML is the sole general partner of ALP, AOML is the sole general partner of AOLP, and Heartland Transmission Management Ltd. is the sole general partner of Heartland Transmission L.P. Each of AHLP and AILP is a private issuer (as such term is defined in Section 2.4 of NI 45-106) and has never issued securities in any manner contrary to its constating documents, nor has it ever distributed any such securities without the benefit of a prospectus exemption. ALP is a "reporting issuer" not in default or has equivalent status in each of the provinces of Canada.

3.8	No Other Agreements to Acquire
Except as disclosed in Section 3.8 of the Disclosure Schedule, no Person has any written or oral agreement, option, warrant, understanding or commitment or any right or privilege capable of becoming such for:

(a)	the purchase or acquisition of any of the issued and outstanding shares, units or other securities or interests in the capital of any Acquired Entity;

(b)	the purchase, subscription, allotment or issuance of any of the unissued shares, units or other securities or interests in the capital of any Acquired Entity;

(c)
the creation of any partnership, joint venture, or other similar arrangement involving a sharing of profits by an Acquired Entity with any Person or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of shares, sale of assets or otherwise); except, in each case, any Contract entered into in connection with the Fort McMurray Project; or

(d)	the purchase or acquisition of all or substantially all of the Assets of the Acquired Entities, taken as a whole.

3.9	Governing Agreement
Except for the Governing Agreements, (a) none of the Acquired Subsidiaries is a party to, subject to, or affected by, any unanimous shareholders agreement, declaration of the sole shareholder or partnership agreement; and (b) there are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the securities of the Acquired Subsidiaries.

3.10	Corporate Records
The Corporate Records of the Acquired Subsidiaries are complete and accurate in all material respects and all corporate proceedings and actions reflected in such Corporate Records have been conducted or taken in compliance with all Applicable Laws in all material respects and in compliance with the articles, by-laws and Governing Agreements, as the case may be, of the relevant Acquired Subsidiary.

3.11	Dividends and Other Distributions
Since the Reference Date, none of AHLP, SNC-Lavalin Energy Alberta Ltd, Heartland Transmission Management Ltd. or Heartland Transmission L.P. has declared or paid any dividend or declared or made any other distribution or return of capital on any of its shares, units or other securities or has, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares, units or other securities or agreed to do any of the foregoing.

3.12	Subsidiaries
None of the Acquired Subsidiaries has any Subsidiary or holds any securities or other ownership, equity or proprietary interests in any other Person, except, as applicable, for (a) an Acquired Subsidiary that is a Subsidiary of another Acquired Subsidiary or in the capital of which another Acquired Subsidiary otherwise holds an interest, and (b) a minority interest held by AILP in the capital of Cantega Technologies Inc.

3.13	Qualification
Each of the Acquired Subsidiaries is qualified, licensed or registered to carry on business in the jurisdictions set out opposite its name in Section 3.13 of the Disclosure Schedule. The Corporation will, as of the Closing Date, be qualified, licensed or registered to carry on business in the jurisdictions set out opposite its name in Section 3.13 of the Disclosure Schedule. The jurisdictions set out in Section 3.13 of the Disclosure Schedule include all jurisdictions in which:

(a)	the nature of the Assets or business of each of the Acquired Subsidiaries makes (and, in respect of the Corporation, will make as of the Closing Date) such qualification necessary or desirable;

(b)	the relevant Acquired Subsidiary owns or leases any property or assets;

(c)	the relevant Acquired Subsidiary conducts any business; and

(d)	the Corporation will, as of the Closing Date, own or lease any property or assets or conduct any business.

3.14	Conduct of Business in Ordinary Course
Except as set out in Section 3.14 of the Disclosure Schedule, since the Reference Date:

(a)	there has been no Material Adverse Effect; and

(b)	each of the Non-Operating Entities and, to the knowledge of the Sellers, the Operating Entities has carried on its business in the Ordinary Course.

3.15	Compliance with Laws
The Acquired Subsidiaries have at all times, in the two years prior to the date hereof, conducted the Business in compliance with all Applicable Laws, except for acts which, taken separately or in the aggregate, do not constitute a Material Adverse Effect.

3.16	Business Authorizations
The Acquired Subsidiaries own, possess or lawfully use, in the operation of the Business, all material Authorizations which are necessary for them to conduct the Business or for the ownership and use of their respective Assets, including any required AUC Facility Approval (the Material Authorizations). Each Material Authorization held by the Acquired Subsidiaries is valid, subsisting and in good standing in all material respects, the Acquired Subsidiaries are not in material default or breach of any Material Authorization and, except as disclosed in Section 3.32 of the Disclosure Schedule, no proceedings are pending or threatened to revoke or limit any Material Authorization held by the Acquired Subsidiaries. Section 3.16 of the Disclosure Schedule contains a true and complete list of all Material Authorizations issued by or obtained from the AUC. For the purposes of this Section 3.16, proceedings shall be deemed "threatened" only to the extent that the same have been the object of a formal demand letter or a written notification from a Person.

3.17	Pre-Closing Reorganization
The Sellers and 942064 Alberta Ltd. have provided to the Purchaser a detailed written summary of all material actions with respect to the Pre-Closing Reorganization (the Reorganization Documentation). On or before the Closing Date, the Pre-Closing Reorganization will have been duly completed in accordance with the Reorganization Documentation and in accordance with all Applicable Laws. Other than as set out in Section 3.17 of the Disclosure Schedule, on or before the Closing Date, (i) all Consents, Authorizations and approvals of other Persons required in connection with the Pre-Closing Reorganization will have been received, and (ii) all registrations, declarations and filings with any Governmental Authorities or other Persons required in connection with the Pre-Closing Reorganization will have been duly completed.

3.18	Good Marketable Title to the Assets
Each of the Non-Operating Entities and, to the knowledge of the Sellers, the Operating Entities has good and marketable title to all of the properties and assets that it owns or purports to own (including all properties and assets reflected as being owned by the Acquired Subsidiaries in the financial Books and Records), free and clear of all Liens and defects of any kind that would materially affect the value of the Assets of the Acquired Subsidiaries or the operation of the Business, taken as a whole, other than Permitted Encumbrances, including, as it relates to the Operating Entities, the buildings, transmission towers, telecontrol equipment, metering equipment, transmission lines, electrical works, transformers, substations and fixtures used in the conduct of the Business (collectively, the Business Structures).

3.19	Sufficiency of Assets
The Business is the only business operation carried on by the Acquired Subsidiaries and the Assets of the Acquired Subsidiaries include all rights, assets and property necessary for the conduct of the Business. All of the tangible Assets that are required to carry on the Business in the Ordinary Course are situate on the Occupied Land, the Leased Properties or on properties subject to other leases or real property Contracts to which an Acquired Subsidiary is a party, except with respect to Assets in transit in the Ordinary Course.

3.20	Assets of the Non-Operating Entities
The Non-Operating Entities do not own, lease or are not otherwise in possession of or hold any interest in, any tangible personal or real property which is, individually or in the aggregate, material to the Business.

3.21	Condition of Assets
To the knowledge of the Sellers, the buildings, structures, transmission towers, transmission lines, electrical works, transformers, substations, components of the SCADA Systems, fixtures, vehicles, equipment and other tangible personal property owned or leased by the Operating Entities and material to the Business are, in all material respects, in good operating condition having regard to their use and age, adequate and suitable for the uses to which they are being put. To the knowledge of the Sellers, none of such buildings, transmission towers, transmission lines, electrical works, transformers, substations, components of the SCADA Systems, structures, fixtures, vehicles, equipment or other tangible personal property owned or leased by the Operating Entities are, as of the date hereof, in need of material maintenance or repairs, except for any maintenance or repairs (a) usually performed in the Ordinary Course, (b) which are Publicly Disclosed, (c) which are to be performed under any Contract which is currently in effect pursuant to which a third party (including an Affiliate) is retained for the maintenance or repair of such assets, or (d) which are to be performed as a result of force majeure events.

3.22	Real Property
To the knowledge of the Sellers:

(a)	the Operating Entities are not the owners or lessees of any material real property or any interest in any material real property other than the Occupied Land, Leased Properties and the Owned Land;

(b)	the Operating Entities are the absolute registered and beneficial owners of, and have good and marketable title to, the Owned Land free and clear of all Liens other than Permitted Encumbrances;

(c)
the Operating Entities have adequate rights of ingress and egress to, from and over the Occupied Land and Leased Properties for the operation of the Business, in the Ordinary Course, except as disclosed in Section 3.22(c) of the Disclosure Schedule;

(d)
none of the Owned Land or Leased Properties encroaches on any property owned by any other Person in any material respect or infringes on any right of way, easement, or similar Lien in any material respect (without such encroachment or infringement having been consented to by the relevant Person), none of the Acquired Subsidiaries has received any written claim, nor are there any written claims by any Acquired Subsidiaries against any adjoining land owners in respect of any encroachment onto any of the Occupied Land, Unoccupied Land or Leased Properties;

(e)
there is no plan, study, notice of intent or pending by-law or change in any Applicable Law, which, if implemented, would change the zoning or existing use of any of the Leased Properties, Unoccupied Land or Occupied Land and which constitutes a Material Adverse Effect;

(f)
there are no outstanding work orders from or required by any municipality, police department, fire department, sanitation department, health or safety department or any other Governmental Authorities and there are no matters under discussion with or by any of the Operating Entities relating to work orders on or in respect of the Leased Properties, Unoccupied Land or Occupied Land which constitute a Material Adverse Effect;

(g)
the Easements provide all interests on the Occupied Land subject thereto which are necessary for the conduct of the Business (including, in the Ordinary Course of the operation and maintenance of the Business Structures located on the Occupied Land) as conducted on the date hereof;

(h)
each of the Easements is in good standing in all material respects, creates a good and valid leasehold interest, right of superficies, servitude, easement or right of way, subject to Permitted Encumbrances, as the case may be, in favour of the Operating Entity which is a party thereto, in and to the Occupied Land subject thereto and is in full force and effect;

(i)
the Business Structures were constructed in a good and workmanlike manner substantially in accordance with plans approved by the applicable Governmental Authority and in accordance with Applicable Laws in all material respects;

(j)
none of the Acquired Subsidiaries is a party to, or under any agreement to become a party to, any material real property lease for office space, storage and vehicle parking purposes other than the Material Leases, true, correct and complete copies of which have been provided to the Purchaser; and

(k)
each Material Lease is in good standing and in full force and effect without amendment and without subletting or assignment of any rights in any material respects, and creates a good and valid leasehold estate in favour of the Acquired Subsidiary party thereto, and each Acquired Subsidiary is in occupation of the premises pursuant to the Material Lease(s) to which it is a party and has at all times paid the full rent due in accordance with such Material Lease(s).

3.23	Material Contracts
Except as disclosed in Section 3.23 of the Disclosure Schedule, each of the Non-Operating Entities and, to the knowledge of the Sellers, the Operating Entities has performed all of the material obligations required to be performed by it and is entitled to all benefits thereunder, and to the knowledge of the Sellers, there exists no material default, breach, termination event or (p)repayment event under any Material Contract. Except to the extent that its term has expired in accordance with its terms, each of the Material Contracts is in full force and effect, and, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors and the exercise of judicial or administrative discretion in accordance with general equitable principles, is a valid and binding obligation of the Acquired Subsidiary which is a party thereto. The copies of the Material Contracts which were provided by the Sellers to the Purchaser were true, correct and, in all material respects, complete copies of such Material Contracts.

3.24	Capital Projects
Section 3.24 of the Disclosure Schedule sets out a complete and accurate list of the Capital Projects as of April 1st, 2014, together with information regarding the current stage of such Capital Projects, and sets forth for each Approved Capital Project and for each Late Stage Development Project as of April 1st, 2014:

(a)	the Sellers’ estimate of the projected in-service date;

(b)	the aggregate forecast project costs previously filed with the AUC together with the date such forecast project costs were filed; and

(c)	the current aggregate forecast project costs attributed thereto.

3.25	First Nations Matters
There is no Contract entered into between any Acquired Subsidiary and any aboriginal person or group (each, a First Nations Person) which has been entered into outside of the Ordinary Course, except for (a) the Project Commitment and Option Agreement (240kV Electric Transmission Line), dated September 16, 2010 between the Piikani Nation, and (b) ALP and the Project Commitment and Option Agreement (240kV Electric Transmission Line), dated May 27, 2010 between the Blood Tribe and ALP.

3.26	Related Party Transactions
Except as set forth in Section 3.26 of the Disclosure Schedule:

(a)
all Contracts binding upon the Non-Operating Entities and, to the knowledge of the Sellers, the Operating Entities with Persons not dealing at arm’s length (within the meaning of the Tax Act but excluding in each case the Acquired Entities) (each, Interested Persons) have been entered into in all material respects upon terms and conditions that are customary in agreements entered into between Persons dealing at arm’s length;

(b)	no Interested Person is indebted to any Acquired Subsidiary, nor is any Acquired Subsidiary indebted to any Interested Person;

(c)
no Interested Person owns any tangible property, in whole or in part, that any Acquired Subsidiary uses in the operation of the Business, except for tangible property purchased by an Interested Person for the purposes of performing its obligations under the terms of an EPC Contract; and

(d)
since the Reference Date there has been no repayment, forgiveness or other release of a debt owed by or to an Interested Person with any Non-Operating Entity or, to the knowledge of the Sellers, Operating Entity.

3.27	Intellectual Property and Information Technology

(a)
None of the Non-Operating Entities or, to the knowledge of the Sellers, Operating Entities has assigned, licensed or otherwise conveyed any of the material IP Rights which it owns, except as contemplated in the Cantega Agreement.

(b)
Each Non-Operating Entity and, to the knowledge of the Sellers, Operating Entity has the full right and authority to use, and to continue to use after the date hereof, the IP Rights it currently owns or uses in connection with the conduct of its Business in the manner presently conducted, and such use or continuing use does not, to the knowledge of the Sellers, infringe upon or violate any rights of any other Person. None of the Acquired Subsidiaries has received written notice of any alleged infringement or misappropriation from any Person with respect to the IP Rights used for the purposes of operating the Business. No royalty or other fee is required to be paid by the Non-Operating Entities or, to the knowledge of the Sellers, the Operating Entities to any other Person in respect of the use of any IP Rights other than fees payable in the Ordinary Course. To the knowledge of the Sellers, no Person is infringing, or is threatening to infringe, upon or otherwise violate, any of the IP Rights owned by any Acquired Entity.

(c)
The Non-Operating Entities and, to the knowledge of the Sellers, the Operating Entities have used Commercially Reasonable Efforts (including measures to protect secrecy and confidentiality, where appropriate) to protect their IP Rights and confidential information.

(d)
The Non-Operating Entities and, to the knowledge of the Sellers, the Operating Entities use reasonable means to protect the security and integrity of the Information Technology they each own, license, use or hold for use.

3.28	Books and Records
To the knowledge of the Sellers, all accounting and financial Books and Records of the Acquired Subsidiaries have been fully, properly and accurately kept and are complete in all material respects.

3.29	Financial Statements
The Financial Statements have been prepared from and using the Books and Records of the Acquired Subsidiaries in accordance with GAAP applied on a basis consistent with those of previous fiscal years (except to the extent of the changes required to reflect the adoption of International Financial Reporting Standards by the relevant Acquired Subsidiary), are complete and accurate in all material respects and present fairly in all material respects the assets, liabilities and financial position of the Acquired Subsidiary in respect of which each such Financial Statement has been prepared, the whole as at the dates and for the periods specified in such statements. Copies of the Financial Statements are attached as Section 3.29 of the Disclosure Schedule.

3.30	Undisclosed Liabilities
To the knowledge of the Sellers, since the Reference Date, the Acquired Subsidiaries have no liabilities or obligations of any nature of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, except (a) as set out in Section 3.30 of the Disclosure Schedule, (b) as reflected or reserved against in the balance sheets forming part of the Financial Statements prepared as of, and for the period ended on, the Reference Date, and (c) liabilities and obligations incurred after the Reference Date in the Ordinary Course. Since the Reference Date,

no Acquired Subsidiary has increased its indebtedness for borrowed money or made any loan or advance to or from any Person other than another Acquired Subsidiary, or assumed, guaranteed or indemnified with respect to the liabilities or obligations of any Person other than another Acquired Subsidiary, or agreed to any of the foregoing, except, in each case, in the Ordinary Course, including by the issuance of commercial paper, medium term notes, bonds, bankers acceptances and additional bank credit at both ALP and AILP levels, consistent with the then current regulatory capital structure of the Acquired Entities.

3.31	Insurance
To the knowledge of the Sellers, (a) the Assets and all other property and assets used in connection with the Business are, as of the date of this Agreement, insured or self-insured against loss or damage by all insurable hazards and risks in all material respects upon customary terms and conditions entered into in accordance with all applicable policies and other decisions and directions of the AUC, except as set out in Section 3.31 of the Disclosure Schedule; (b) Section 3.31 of the Disclosure Schedule lists all of the insurance policies maintained by or on behalf of the Acquired Subsidiaries, and all insurance policies are in full force and effect and all premium payments due thereunder have been made. None of the Acquired Subsidiaries is in default with respect to any of the material provisions contained in such insurance policies nor have they failed to give notice or to present any material claims under any insurance policy in a due and timely fashion, and other than as set forth in Section 3.31 of the Disclosure Schedule, there are no material pending claims under the insurance policies and the Sellers do not intend to make any such claim that has not yet been filed; and (c) since the Reference Date, there has been no change in the relationship of any Acquired Subsidiary with its insurers, the availability of coverage, or the premiums payable pursuant to the policies. Except as set out in Section 3.31 of the Disclosure Schedule, over the past five (5) calendar years, no individual claims in excess of $1,000,000 has been made under any policy of insurance maintained by or for the benefit of any of the Acquired Subsidiaries, nor has there been any self-insured loss, cost or expense in excess of $1,000,000 for which a claim would have been made by any Acquired Subsidiary if such loss, cost or expense had been covered by third party insurance policy.

3.32	Litigation
Except as set out in Section 3.32 of the Disclosure Schedule, there are no material actions, filed claims, suits, grievances, proceedings, at law or in equity, by any Person, nor any material arbitration, regulatory, administrative, appeal or other proceeding by or before any Governmental Authority, current or pending, or, to the knowledge of the Sellers, threatened against any of the Acquired Subsidiaries. To the knowledge of the Sellers, there has been no written notice of, or other written communication in connection with, any investigation or audit by any Governmental Authority. For the purposes of this Section 3.32, an action, suit or proceeding shall be deemed "threatened" only to the extent that the same has been the object of a formal demand letter or a written notification from a Person.

3.33	Taxes

(a)
The Non-Operating Entities and, to the knowledge of the Sellers, the Operating Entities have prepared and filed all Tax Returns with the appropriate Tax Authority in accordance with Applicable Laws and those returns are all true, complete and accurate in all material respects. The Non-Operating Entities and, to the knowledge of the Sellers, the Operating Entities have paid all Taxes and instalments of Taxes, which are required to be paid to any Tax Authority pursuant to Applicable Law. No deficiency with respect to the payment of any Taxes or Tax instalments of a Non-Operating Entity or, to the knowledge of the Sellers, an Operating Entity has been asserted against such Acquired Subsidiary by any Tax Authority.

(b)
Adequate provisions have been made in the Financial Statements of each of the Non-Operating Entities and, to the knowledge of the Sellers, the Operating Entities for all Taxes in respect of any time or event prior to the date thereof.

(c)
The Non-Operating Entities and, to the knowledge of the Sellers, the Operating Entities have duly withheld and collected all Taxes required by Applicable Law to be withheld or collected by them and have duly remitted to the appropriate Tax Authority all such Taxes as and when required by Applicable Law.

(d)
None of the Non-Operating Entities and, to the knowledge of the Sellers, none of the Operating Entities have requested, entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which:

(i)	to file any Tax Return;

(ii)	to file any elections, designations or similar filings relating to Taxes;

(iii)	it is required to pay or remit any Taxes or amounts on account of Taxes; or

(iv)	any Tax Authority may assess or collect Taxes.

(e)
No material matter is under audit or appeal with any Tax Authority relating to Taxes of any of any of the Non-Operating Entities or, to the knowledge of the Sellers, the Operating Entities, and to the knowledge of the Sellers, no such audit is pending or threatened. No deficiencies have been asserted by any Tax Authority in connection with any audit or review of any Tax or Tax Return of a Non-Operating Entity or, to the knowledge of the Sellers, an Operating Entity. For the purposes of this Section 3.33(e), an audit shall be deemed "threatened" only to the extent that the same has been the object of a formal demand letter or a written notification from a Person.

(f)
None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act or any equivalent provision of the Tax legislation of any of the provinces or any other jurisdiction, have applied or will apply to any of the Non-Operating Entities or, to the knowledge of the Sellers, the Operating Entities at any time up to and including the Effective Time, and to the knowledge of the Sellers, there will not be any circumstances existing at or prior to the Effective Time which could, in themselves, result in the application of any such provisions to any of the Acquired Subsidiaries for Taxation years (or fiscal years in the case of Partnership Subsidiaries) ending after the Closing Date.

(g)
Except as set out in Section 3.33 of the Disclosure Schedule, none of the Non-Operating Entities or, to the knowledge of the Sellers, the Operating Entities has claimed or will claim in any Tax Return for any taxation year (or fiscal year in the case of Partnership Subsidiaries) ending on or before the Closing Date any reserve (including, any reserve under paragraph 20(1)(n) or subparagraph 40(1)(a)(iii) of the Tax Act or any analogous provision under the legislation of any province or other jurisdiction) of any amount which could be included in the income of any of the Acquired Subsidiaries for any period ending after the Closing Date.

(h)
None of the Non-Operating Entities or, to the knowledge of the Sellers, the Operating Entities has an obligation to file on or before the Closing Date any Tax Return required to be made, prepared or filed, or to pay any Tax on or before the Closing Date, under the laws of any jurisdiction other than Canada in respect of any Taxes or will be obligated to file any such Tax Return or to pay any such Tax after the Closing Date as a result of Assets owned or activities conducted on or before the Closing Date.

(i)	None of the Sellers is a non-resident of Canada for purposes of the Tax Act.

3.34	Environmental Matters

(a)
The Acquired Subsidiaries are in compliance with any and all Environmental Laws, except where failure to comply with such Environmental Laws would not, individually or in the aggregate, have a Material Adverse Effect.

(b)
The Acquired Subsidiaries have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct the Business and are in compliance with all terms and conditions of any such permit, license or approval except where a failure to receive such permits, licenses or other approvals or failure to comply with the terms and conditions of same would not, individually or in the aggregate, have a Material Adverse Effect.

(c)
There are no costs or liabilities associated with the application of Environmental Laws to the Business (including, any capital or operating expenditures required for cleanup, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential material liabilities to third parties) which would, individually or in the aggregate, have a Material Adverse Effect.

3.35	Employee Matters

(a)
None of the Non-Operating Entities has any Employees. No individual performs any tasks, duties or functions for or on behalf of any Non-Operating Entity (except AILP), whether on a contractual, consulting or independent worker basis or otherwise, which could give such individual the right to claim any right or status as an employee of such Non-Operating Entity pursuant to any Applicable Law. None of the Non-Operating Entities is bound by Contract or by Law to enter into any employment relationship with any individual in the future. None of the Non-Operating Entities has any obligation, debt or liability of any nature whatsoever as an employer or under any Employee Plan.

(b)
To the knowledge of the Sellers, the Operating Entities have observed and complied in all material respects with the provisions of all Applicable Laws respecting employment, including employment standards Laws as well as Laws relating to human rights, occupational health and safety, privacy, workplace safety and insurance, workers’ compensation, labour relations and pay equity.

(c)
To the knowledge of the Sellers, there are no ongoing union certification drives affecting the Operating Entities and there are no pending proceedings for certifying a union for any of the Operating Entities.

(d)
Each of the Operating Entities has performed all of its material obligations required to be performed by it and is entitled to all benefits under, the Collective Bargaining Agreements. No grievance has been filed under the Collective Bargaining Agreements and is ongoing, except for grievances which, if they were decided in favour of the Employees having filed such grievances, would not constitute a Material Adverse Effect.

(e)
Other than the Collective Bargaining Agreements and the letters of understanding #10 and #11 between AML and the United Utility Workers’ Association, respectively dated as of November 7, 2011 and March 16, 2012, none of the Acquired Subsidiaries are a party to, nor bound by, nor subject to, any collective bargaining agreement, letter of understanding, letter of intent, voluntary recognition or other written communication with any labour union or employee association that governs the terms and conditions of the employment of any Employees, nor has any of the Acquired Subsidiaries made any commitment to be, voluntarily recognized, or conducted any negotiation or discussion with, any labour union or employee association with respect to any future agreement or arrangement.

(f)
To the knowledge of the Sellers, (i) there is no labour strike, picketing, slow down, work stoppage or lock out, existing, pending or threatened against or, directly or indirectly, affecting the Business, the Operating Entities, or any of their operations; (ii) there are no charges or complaints pending or threatened with respect to or relating to the Operating Entities before any Governmental Authority in relation to unlawful employment practices or unfair labour practices; and (iii) the Operating Entities have not received any written notice from any such Governmental Authority responsible for the enforcement of labour or employment Laws of an intention to conduct an investigation of any Operating Entity or any of its business concerning its employment practices, wages, hours and terms and conditions of employment and no such investigation is threatened. For the purposes of this Section 3.35(f), a charge, complaint or investigation shall be deemed "threatened" only to the extent that the same has been the object of a formal demand letter or a written notification from a Person.

3.36	Employee Plans
To the knowledge of the Sellers:

(a)
all of the Employee Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with their terms, the terms of applicable Collective Bargaining Agreements, and all Applicable Laws, including all Tax Laws where same is required for preferential Tax treatment;

(b)	no fact or circumstance exists that could materially adversely affect the preferential Tax treatment ordinarily accorded to any such Employee Plan;

(c)
except as set forth below, all obligations regarding the Employee Plans have been satisfied, there are no outstanding defaults or violations by any party to any Employee Plan and no taxes, penalties or fees are owing or eligible under or in respect of any of the Employee Plans;

(d)	no Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any Governmental Authority (other than routine claims for benefits);

(e)
except as Publicly Disclosed or as disclosed in the Financial Statements, all material contributions or premiums required to be paid by the Acquired Subsidiaries under the terms of each Employee Plan, Statutory Plan, any applicable Collective Bargaining Agreements, or by Law have been made in a timely fashion in accordance with Applicable Law and the terms of the Employee Plans;

(f)	all liabilities of the Acquired Subsidiaries related to the Employee Plans have been fully and accurately accrued and disclosed, and reported in accordance with GAAP in the Financial Statements;

(g)	except as disclosed in the Financial Statements, the Acquired Subsidiaries have no liability (other than liabilities accruing after the date hereof) with respect to any of the Employee Plans;

(h)
except as Publicly Disclosed or as disclosed in the Financial Statements, each Employee Plan that is subject to insurance or funding requirements is fully insured or fully funded as of the date hereof on both a going concern and a solvency basis pursuant to the terms of the insurance contract(s) or the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefor;

(i)
except as set out in Section 3.36(i) of the Disclosure Schedule, no commitments have been made by or on behalf of any of the Acquired Subsidiaries to improve any benefit provided under any of the Employee Plans;

(j)
except as expressly provided under this Agreement, neither the entering into of this Agreement, nor the completion of the transactions contemplated herein will, in and of itself, constitute an event under any of the Employee Plans that will or may result in any payment, acceleration of payment or vesting of benefits, forgiveness of indebtedness, acceleration or increase in funding obligations, vesting, distribution, increase or acceleration in benefits or obligation to fund benefits with respect to any Employee;

(k)
except (x) as Publicly Disclosed, (y) as disclosed in the Financial Statements and (z) for health and dental benefits to retirees and their dependents until the applicable retirees reach the age of 65, none of the Employee Plans provide benefits beyond retirement or other termination of service to Employees or former Employees or to their beneficiaries or dependants or such Employees or former Employees; and

(l)	none of the Employee Plans is a multi-employer pension plan as defined under Applicable Laws.

3.37	Brokers
There is no Person, firm or corporation acting or purporting to act for the Sellers, 942064 Alberta Ltd. or the Acquired Subsidiaries entitled to any commission or brokerage or finder’s fee in connection with this Agreement or the transactions contemplated hereby, except for Morgan Stanley Canada Limited and RBC Dominion Securities Inc.

3.38	Privacy Matters
Each of the Acquired Subsidiaries is conducting, and has conducted at all times in the two years prior to the date hereof, the Business in compliance in all material respects with all applicable Privacy Laws. None of the Acquired Subsidiaries has received any written notice or formal demand letter from any Person asserting any actual, alleged, possible or potential violation of, or failure to comply with, any Privacy Laws.

3.39	Ethical Matters
None of the Acquired Entities has entered into any World Bank financed or executed projects. None of the Acquired Entities has engaged in any fraud and corruption in connection with the World Bank financed or executed projects. None of the Acquired Entities has engaged in any fraud, bribery or corruption practices that has resulted in a violation of any Applicable Law and that would have an adverse effect on the Acquired Entities taken as a whole or on the Business.

3.40	The Corporation

(a)
The Corporation will not, as of the Closing Date, operate, and will not at any time before, have operated any business, other than (for greater certainty) activities done in connection with its incorporation, organization, and the execution, filing and/or entering into of the Reorganization Documentation and, as applicable, the performance of its obligations and the exercise of its rights contemplated in such Reorganization Documentation. Except for any obligations arising from the Reorganization Documentation or as a result of the transactions contemplated thereby or in this Agreement or the Transaction Documents, the Corporation will not, as of the Closing Date, have any material liabilities. Except for the rights, interests and titles created or held by the Corporation pursuant to the Reorganization Documentation or as a result of the transactions contemplated thereby or in this Agreement or the Transaction Documents, the Corporation will not, as of the Closing Date, have any Assets.

(b)	The Corporation will, as of the Closing Date, be in compliance with Applicable Law in all material respects.

(c)	The Corporation will not, as of the Closing Date, hold any Material Authorization.

(d)	From and after the time at which it is incorporated, the Corporation shall be deemed to be an Acquired Subsidiary for all purposes under this Article 3.
ARTICLE 4     − REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants as follows to the Sellers and 942064 Alberta Ltd.:

4.1	Incorporation and Corporate Power
The Purchaser is a corporation incorporated, organized and existing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents.

4.2	Corporate Authorization
The execution, delivery and performance by the Purchaser of this Agreement and each of the Transaction Documents:

(a)
have been (with respect to this Agreement), or will be as of the Closing Date (with respect to the Transaction Documents), duly authorized by all necessary corporate action on the part of the Purchaser; and

(b)
do not or will not when entered into at Closing, as the case may be, or would not with the giving of notice, the passage of time or the happening of any other event or circumstance, result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of its constating documents, shareholders’ agreements, by-laws or resolutions of its board of directors or shareholders.

4.3	No Conflict with Authorizations, Laws, etc.
Subject to obtaining all Authorizations set forth in Section 4.5 of the Disclosure Schedules, the execution, delivery and performance by the Purchaser of this Agreement do not (and, with respect to the Transaction Documents, will not as of the Closing Date):

(a)	result in a breach or a violation of, or conflict with, any judgement, order or decree of any Governmental Authority applicable to the Purchaser; or

(b)	result in a breach or a violation of, or conflict with, any Applicable Law to the Purchaser.

4.4	Execution and Binding Obligation
This Agreement has been (and each of the Transaction Documents to which the Purchaser is a party will be on the Closing Date) duly executed and delivered by the Purchaser and constitute legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors and the exercise of judicial or administrative discretion in accordance with general equitable principles.

4.5	Authorizations
Except as set out in Section 4.5 of the Disclosure Schedule, there is no requirement for the Purchaser to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Authority as a result of, or in connection with, or as a condition to the lawful completion of, the transactions contemplated by this Agreement.

4.6	Brokers
Neither the Purchaser nor any of its officers, directors, employees or agents acting on its behalf has entered into any contract with any financial advisor, broker, finder or similar agent or any Person which may result in the obligation of the Sellers or 942064 Alberta Ltd. to pay any financial advisory fee, finder’s fee, brokerage fees or commission or similar payment in connection with this Agreement or the transactions contemplated hereby.

4.7	Litigation
There are no legal proceedings or other proceedings, including appeals and applications for review, in progress, pending or, to the knowledge of the Purchaser, threatened against or relating to the Purchaser, which, if determined adversely to the Purchaser would prevent the Purchaser from paying the Acquisition Price to the Sellers, enjoin, restrict or prohibit the transfer of all or any part of the Acquired Shares as contemplated by this Agreement or prevent the Purchaser from fulfilling any of its obligations set out in or arising from this Agreement.

4.8	Financing and Availability of Closing Funds
The Purchaser has, and will at all times up to an including the Closing Date continue to have, the ability to fund and pay the Acquisition Price including any adjustments, and all other costs and expenses in connection with the consummation of the transactions contemplated by this Agreement, without any delay.

4.9	World Bank
The Purchaser is not subject to any sanctions of the World Bank and to the knowledge of the Purchaser and of the Purchaser Guarantor, have not committed any acts that constitute a sanctionable practice as defined in the World Bank Sanctions Procedures.

ARTICLE 5     − COVENANTS OF THE PARTIES

5.1	Pre-Closing Reorganization
The Sellers and 942064 Alberta Ltd. shall cause the Pre-Closing Reorganization to be completed as described in Section 5.1 of the Disclosure Schedule prior to the Closing Date. The Pre-Closing Reorganization shall (a) be duly authorized by all necessary action in compliance with the terms or provisions of the constating documents, Governing Agreements, by-laws and other similar documents of the applicable entities, (b) be effected in compliance with all agreements binding upon the applicable entities, and (c) be effected in compliance with all Applicable Laws. Prior to the completion of the Pre-Closing Reorganization, the Sellers shall provide drafts of the Reorganization Documentation for the Purchaser’s review, comment and approval.

5.2	Monitoring
During the Closing Period the Sellers and 942064 Alberta Ltd. shall upon reasonable notice, (a) cause the Non-Operating Entities and the Operating Entities, to give the Purchaser and its accountants, legal advisers and other representatives, during normal business hours and for monitoring and ownership transition purposes only, reasonable access to the respective personnel, premises, Books and Records, Corporate Records, Tax Returns, Contracts and other Assets, and (b) provide the Purchaser with such information in their possession relating to the Acquired Entities, the Assets and the Business as the Purchaser may reasonably request, in each case subject at all times to the terms of any existing Contracts, Applicable Laws (including those relating to or promulgated by the Alberta Utilities Commission, antitrust Laws, and Laws relating to privacy of employees and personnel files) and the Code of Conduct, including the rights and obligations of the Operating Entities to direct their own affairs and operations independently from the Sellers and 942064 Alberta Ltd. The Sellers shall be entitled to have a representative present at all times that the Purchaser is granted access to any representative, management or employee of the Acquired Entities pursuant to this Section 5.2 and the Sellers shall be entitled to receive a copy of all correspondence between the Purchaser and any representative, management or employee of the Acquired Entities that is conducted pursuant to this Section 5.2.

5.3	Notice of Untrue Representation or Warranty
During the Closing Period, the Sellers and 942064 Alberta Ltd. shall promptly notify the Purchaser, and the Purchaser shall promptly notify the Sellers and 942064 Alberta Ltd., upon any of them acquiring knowledge of any representation or warranty made by it and contained in this Agreement becoming materially untrue, incorrect or misleading. Any such notification must set out particulars of the untrue or incorrect representation or warranty. The representations and warranties set forth herein shall not be amended or supplemented as set forth in the notice unless agreed in writing by each of the Parties.

5.4	Confidentiality

(a)
From and after the Closing, the Sellers and 942064 Alberta Ltd. shall, and shall cause their Affiliates to, keep confidential all information relating to the Acquired Entities, the Business and the Assets and will not disclose any such information, except solely and to the extent:

(i)	that such information is, or becomes through no breach of the Sellers, 942064 Alberta Ltd. or their Affiliates of this Section 5.4, in the public domain;

(ii)
subject to Section 5.4(b), required by Law or a Governmental Authority, including where certain of the Sellers, 942064 Alberta Ltd. or their Affiliates are publicly traded companies subject to continuous disclosure obligations, information which is required to be disclosed under such continuous disclosure obligations in each jurisdiction where such disclosures are required in accordance with securities Laws (the Securities Laws Disclosures); or

(iii)	required for the Sellers, 942064 Alberta Ltd. or their Affiliates to exercise or enforce any of their rights under the Agreement, or to defend themselves against any Claim hereunder.

(b)
If any of the Sellers, 942064 Alberta Ltd. or their Affiliates, as the case may be, is required to disclose any information required to be disclosed by Law or a Governmental Authority as set forth in Section 5.4(a) (except in each case if such information constitutes Securities Laws Disclosures), the Sellers and 942064 Alberta Ltd. shall immediately provide the Purchaser with written notice of any such requirement (and the terms and conditions thereof) so that the Purchaser may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Purchaser waives compliance with the terms of this Agreement, the Sellers, 942064 Alberta Ltd. and their Affiliates may, without liability hereunder, disclose only that portion of the confidential information which is legally required; provided, however, that the Sellers and 942064 Alberta Ltd. shall give the Purchaser written notice of the confidential information to be disclosed as far in advance of its disclosure as is practicable, and, upon the Purchaser’s request, use reasonable efforts to obtain assurances that confidential treatment shall be awarded to the information to be disclosed.

5.5	Conduct of Business Prior to Closing
Except as is otherwise expressly permitted or contemplated by this Agreement, including the Pre-Closing Reorganization, during the Closing Period, the Sellers and 942064 Alberta Ltd. shall cause the Non-Operating Entities, and, subject at all times to the obligations of any Acquired Entity pursuant to any existing Contracts, Applicable Laws (including those relating to or promulgated by the Alberta Utilities Commission, antitrust Laws, and Laws relating to privacy of employees and personnel files) and the Code of Conduct, including the rights and obligations of the Operating Entities to direct their own affairs and operations independently from the Sellers and 942064 Alberta Ltd., the Operating Entities, to conduct the Business in the Ordinary Course, including (subject to the foregoing) causing the Acquired Entities to:

(a)	pursue any pending AUC Facility Application or other Authorizations relating to the Capital Projects in the Ordinary Course;

(b)	periodically and otherwise upon reasonable request report to the Purchaser concerning the state of the Business, the Assets, the Capital Project and the Acquired Entities;

(c)	not amend, terminate or cancel, or cause to amend, terminate or cancel the constating documents or the Governing Agreements of the Acquired Entities;

(d)
except in the Ordinary Course, not enter into, terminate, transfer, materially modify or change (or authorize, recommend or propose to do so) any Material Contract or waive, release or grant any material right thereunder without the written consent of the Purchaser, which shall not be unreasonably delayed;

(e)	not amend or exercise any right or option to extend the term of any EPC Contract, without the prior written consent of the Purchaser;

(f)
not increase the indebtedness of any Acquired Entity for borrowed money or cause or permit any Acquired Entity to make any loan or advance or assume any guarantee or indemnification obligation with respect to the liability or obligations of any Person, or to agree to any of the foregoing, except in the Ordinary Course;

(g)
except with respect to the settlement of invoices in the Ordinary Course, not enter into, amend, terminate, transfer, modify or change (or authorize, recommend or propose to enter into, amend, terminate, transfer modify or change) any Contract with an Interested Person;

(h)
not increase any salaries, wages, compensation or other benefits that are payable or to become payable to any of the Acquired Entities’ directors, officers, Employees, or any of them (including any severance packages) except in the Ordinary Course or as required pursuant to the Collective Bargaining Agreements;

(i)
except as contemplated in Schedule 5.5(i), not enter into any secondment arrangements with respect to the Employees of the Acquired Entities, except where such Employees are seconded to another Acquired Entity;

(j)
not declare or pay any dividend or declare or make any other distribution on any of their respective shares, units or other securities or redeem, purchase or otherwise acquire any of their respective shares, units or other securities, except with respect to dividends or distributions declared, paid or made to other Acquired Entities;

(k)	comply in all material respects with Applicable Laws and with the Material Contracts to which each of the Acquired Entities is a party;

(l)	maintain the Books and Records of each of the Acquired Entities consistent with past practices; and

(m)	take no action as a result of which any of the changes or events listed in Sections 5.5(c) to 5.5(j) would occur.

5.6	Fort McMurray Project

(a)
Each of the Sellers, 942064 Alberta Ltd. and the Purchaser acknowledges that AESO has initiated a Request for Proposals (in this Section 5.6, the RFP) process (the RFP Process) allowing proponents to compete for the opportunity to build, finance, own and operate the Fort McMurray West 500 kV Transmission Project (the Fort McMurray Project), consisting of approximately 500 kilometres of transmission infrastructure from the Wabamun area of Alberta to the Fort McMurray area of Alberta, and whereby AESO is expected to announce the preferred proponent under the RFP Process in December 2014.

(b)
Subject to Section 5.6(c), each of the Sellers, 942064 Alberta Ltd. and the Purchaser shall cooperate with each other, the Operating Entities and the other members of the Athabasca consortium, in order to allow, subject to Applicable Law and the terms and conditions of the RFP, the Athabasca consortium to continue to carry on the Fort McMurray Project until either the Athabasca consortium be retained as preferred proponent and reached financial close or, should it not be retained as preferred proponent, until it being notified by AESO that it is no longer bound by the RFP.

(c)
Each of the Sellers and 942064 Alberta Ltd. shall not, and shall cause its Affiliates not to, individually or as a group, and the Purchaser shall not, and shall cause its Affiliates not to, individually or as a group, directly or indirectly, participate in any discussion, consultation or otherwise communicate with one another in any way whatsoever regarding the RFP Process or the Fort McMurray Project until authorized to do so and until further instructions have been received from AESO as to how to govern themselves with respect to both the Fort McMurray Project and the RFP Process, on the one hand, and the process related to the sale of the Acquired Entities initiated by SNC-Lavalin Group Inc. as contemplated hereby, on the other hand, and any impact that either process may have on each other, including confidentiality, common ownership or such other issues resulting from such processes. The Parties undertake to comply with or cause to be complied with, any instruction or decision made by AESO and agree to negotiate in good faith, on a commercially reasonable basis and in a timely manner, any matter (legal, commercial or otherwise) that may be raised as a result of AESO’s instruction(s) or decision(s) and to diligently cooperate in order to implement such instruction(s), decision(s) and/or business outcome(s). In that regard, the Sellers, 942064 Alberta Ltd. and the Purchaser shall jointly communicate with AESO within twenty-four hours prior to the public announcement of the execution of this Agreement and the transactions contemplated hereby as contemplated in Section 11.11 in order to inform AESO of the transactions contemplated hereby and of the intent of the Parties to meet with AESO to discuss any issues raised in connection therewith.

(d)
In the event the Athabasca consortium withdraws for any reason from the RFP Process subsequent to Closing and any Seller or any of its Affiliates has, directly or indirectly, provided any performance or financial bond(s) or letter of credit(s) (in this Section 5.6(d), the Security) as part of Athabasca’s proposal filed with AESO under the RFP Process, the Purchaser shall indemnify and save harmless the Sellers, 942064 Alberta Ltd. and their Affiliates with respect to any Damages that any of the Sellers, 942064 Alberta Ltd. or any of their respective Affiliates, including SNC-Lavalin Group Inc., may incur or suffer as a result of AESO exercising its rights in connection with the Security, unless and until (i) the Purchaser has been authorized by AESO to replace and substitute the Security by a security of like amount and terms and conditions (in this Section 5.6(d), the Purchaser Security), and (ii) AESO has released the Sellers, 942064 Alberta Ltd. and all of their Affiliates from all liabilities and obligations in connection with the Security. For greater certainty, the Purchaser shall assume all reasonable costs and expenses incurred by the Sellers, 942064 Alberta Ltd. or any of their Affiliates in connection with or as a result of said substitution and replacement of the Security by the Purchaser Security and shall remain liable for any Damages that any of the Sellers, 942064 Alberta Ltd. or any of their respective Affiliates may incur or suffer as a result of AESO exercising its rights in connection with the Security prior to the release therefrom contemplated at clause (ii) above.

(e)
The Parties acknowledge that American Electric Power Company, Inc. (directly or indirectly through its Affiliates) (in this Section 5.6(e), AEP) are involved in the Fort McMurray Project as part of the Athabasca consortium and, consequently, that the Parties shall cooperate with AEP to the extent necessary for the fulfillment of their respective obligations and responsibilities set forth above in Sections 5.6(b) and (c).

(f)
The Sellers and 942064 Alberta Ltd. shall indemnify, defend and hold harmless the Purchaser and each of its Affiliates from and against all Damages claimed by a member of the Athabasca consortium as a result of or in connection with the completion of the transactions contemplated by this Agreement.

5.7	Request for Consents
The Sellers and 942064 Alberta Ltd. shall use commercial best efforts to obtain, prior to Closing, all Required Consents.

5.8	Filings and Authorizations

(a)	Each of the Sellers, 942064 Alberta Ltd. and the Purchaser shall, as soon as practicable, and in any event no later than 45 days after the execution of this Agreement:

(i)
make, or cause to be made, all such filings and submissions under all Applicable Laws (including the Investment Canada Act, the Competition Act and any other antitrust Applicable Law), as may be required for it to complete the purchase and sale of the Acquired Shares in accordance with the terms of this Agreement and the other transactions contemplated by this Agreement; and

(ii)
use commercial best efforts to obtain, or cause to be obtained, all Authorizations necessary in order to complete the transfer or issuance, as the case may be, of the Acquired Shares and the other transactions contemplated by this Agreement, including all Required Authorizations.

Subject to compliance at all times with Applicable Law and the other provisions of the Agreement, the Sellers, 942064 Alberta Ltd. and the Purchaser shall coordinate and cooperate with each other in exchanging information and supplying such assistance as is reasonably requested in connection with the foregoing including providing each Party with all notices and information supplied to or filed with or received from any Governmental Authority, subject to the proviso that where such notices or information constitutes confidential information, including but not limited to written communications relating to Competition Act Approval and Investment Canada Act Approval, the Parties shall furnish such information on an external counsel basis only. If the Sellers, 942064 Alberta Ltd. or the Purchaser receive a request or is legally required to disclose all or any part of information considered by such Party to be highly confidential and sensitive, such Party will (A) immediately notify the other Party of the request or requirement, (B) consult with the other Party on the advisability if taking legally available steps to resist or narrow the request or lawfully avoid the requirement, and (C) if requested by the other Party, take all necessary steps to seek a protective order or other appropriate remedy. If a protective order or other remedy is not available, or if the other Party waives compliance with the provisions of this Section 5.8(a), (y) the Party receiving the request for disclosure may disclose to the Person requiring disclosure only that portion of the information considered by such Party to be highly confidential and sensitive which such Party is advised by written opinion of counsel is legally required to be disclosed, and (z) such Party will not be liable for such disclosure by such Party or its representatives not permitted by this Agreement.

(b)	Without limiting the generality of the foregoing, each of the Sellers, 942064 Alberta Ltd. and the Purchaser shall:

(i)
comply, at the earliest practicable date and after consultation with the other Party, with any request for additional information or documentary material received by it from the responsible Minister under the Investment Canada Act, the Commissioner of Competition or any other Governmental Authority, as applicable;

(ii)
cooperate with one another in connection with any filings or other submission aimed at resolving any investigation or other inquiry concerning the transaction contemplated in this Agreement initiated by the Alberta Utilities Commission, the responsible Minister under the Investment Canada Act, the Commissioner of Competition, or any other antitrust Governmental Authority, including providing each other with copies of any notifications, filings, applications and other submissions in draft form so that the other Party can confirm that information contained within is consistent and accurate;

(iii)
use commercial best efforts to cause any applicable waiting periods under the Competition Act or any other antitrust Applicable Law to terminate or expire at the earliest possible date and to obtain the Competition Act Approval, the Investment Canada Act Approval, and any other necessary material Authorization for the transactions contemplated by this Agreement; and

(iv)	not take any action that will have the effect of delaying, impairing or impeding the granting or approval of any of the Required Authorizations.

(c)
Notwithstanding any other term or provision of this Agreement, none of the Purchaser, the Acquired Entities, nor any of their respective Affiliates, shall be required, solely in connection with obtaining the Investment Canada Act Approval, to agree to (i) sell, divest or discontinue, before or after the Closing Date, any assets or businesses of the Purchaser, the Acquired Entities or any of their respective Affiliates; or (ii) any undertakings relating to, or changes or restrictions in, the operations of any such assets or businesses, which, in either case, would constitute a Material Adverse Effect or materially and adversely impact the Purchaser or any of its Affiliates.

(d)	Notwithstanding any other term or provision of this Agreement, the Purchaser and the Sellers shall each pay one-half of any filing fee under the Competition Act or any other applicable antitrust law.

(e)	For greater certainty, the provisions of this Section 5.8 shall not apply with respect to the AUC Approvals, in respect of which the provisions of Section 5.9 shall apply.

5.9	AUC Approvals

(a)
The Sellers and 942064 Alberta Ltd. will have primary carriage of the following applications for or negotiations with Government Authorities in respect of obtaining, or the terms and conditions of, or agreements, concessions or undertakings requested by Government Authorities related to (the Sellers AUC Approval):

(i)
the approvals under section 102 and, if applicable, sections 101 and 109 of the Public Utilities Board Act (Alberta) of the issuance and transfer of the Acquired Shares to the Purchaser contemplated by this Agreement; and

(ii)	such other approval from the Alberta Utilities Commission only as is required in order to give effect to the transaction(s) contemplated by this Agreement;

(b)
The Purchaser will have primary carriage of the following applications for or negotiations with Government Authorities in respect of obtaining, or the terms and conditions of, or agreements, concessions or undertakings requested by Government Authorities related to (the Purchaser AUC Approval, and collectively with the Sellers AUC Approval, the AUC Approvals):

(i)
the approvals as is required under section 102 and, if applicable, sections 101 and 109 of the Public Utilities Board Act (Alberta) to give effect to the transaction(s) contemplated by this Agreement; and

(ii)	such other approval from the Alberta Utilities Commission only as is required in order to give effect to the transaction(s) contemplated by this Agreement;
provided, in each case, that the application for the Purchaser AUC Approval shall not seek, without limitation, any decision, order, ruling or confirmation from the AUC with respect to the setting of future interim or final tariffs for the Business after the Effective Time; or (ii) any modification to current applicable regulatory regime governing the Acquiring Entities including, ring fencing measures and governance matters.

(c)
The Parties will concurrently and as promptly as practicable after signing this Agreement make the required application, filing or notification for the AUC Approval in respect of which they have primary carriage in the manner prescribed by Applicable Laws and thereafter diligently pursue obtaining such AUC Approval and satisfy proper information requests of Government Authorities or third parties having standing with respect thereof. Except as otherwise provided herein, the application, filing or notification will seek only Authorizations that are required for the completion of the transactions contemplated hereby or essential to permit the Business to be conducted on substantially the same basis after Closing as at the date hereof.

(d)	The Parties will cooperate with each other with respect to obtaining the AUC Approvals. Accordingly:

(i)
the Sellers and 942064 Alberta Ltd. will, prior to applying for, making a filing or notification or making a substantive submission or taking a substantive step or having any conferences with any Government Authority or third parties having standing in relation to the Sellers AUC Approval, or making any amendment to any such application, filing, notification, submission or step, allow the Purchaser the opportunity, subject to restrictions imposed by Applicable Law, to review and comment on the merits of such application, filing, notification, submission, step or amendment or to participate in such conference;

(ii)
neither the Purchaser nor any of its Affiliates will take any position or make or give any application, filing, notification, submission, evidence or argument or take any step or have any substantive discussion with any Government Authority or third parties having standing in regard to any applications or negotiations related to the Sellers AUC Approval, that it knows is inconsistent with obtaining the Sellers AUC Approval or the strategies, applications, filings, notifications, submissions, evidence, argument or amendments or supplements to any of them (whether made or proposed) of the Sellers and 942064 Alberta Ltd.;

(iii)
the Purchaser will, prior to applying for, making a filing or notification or making a substantive submission or taking a substantive step or having any conferences with any Government Authority or third parties having standing in relation to the Purchaser AUC Approval, or making any amendment to any such application, filing, notification, submission or step, allow the Sellers and 942064 Alberta Ltd. the opportunity, subject to restrictions imposed by Applicable Law, to review and comment on the merits of such application, filing, notification, submission, step or amendment or to participate in such conference; and

(iv)
neither the Sellers nor any of its Affiliates will take any position or make or give any application, filing, notification, submission, evidence or argument or take any step or have any substantive discussion with any Government Authority or third parties having standing in regard to any applications or negotiations related to the Purchaser AUC Approval, that it knows is inconsistent with obtaining the Purchaser AUC Approval or the strategies, applications, filings, notifications, submissions, evidence, argument or amendments or supplements to any of them (whether made or proposed) of the Purchaser.

(e)
Subject to Section 5.9(d)(i) and 5.9(d)(iii), "primary carriage" includes final decisions on strategies, applications, filings, notifications, submissions (oral or written), evidence and argument and amendments or supplements to any of them.

(f)
Each Party (in this Section 5.9(f), the Non-Primary Party) will (i) on reasonable request by the Party who has primary carriage of a AUC Approval (in this Section 5.9(f), the Primary Party), promptly provide all information in its possession or control related to the relevant matter in connection with such AUC Approval and, if so available, in requested format, (ii) not take any steps or have any substantive discussions with any Government Authority or third parties having standing in relation to such matter except on the request of the Primary Party or with its consent, (iii) on request by the Primary Party, support the applications, submissions and arguments (and amendments thereto) of the Primary Party (including, in the case of the Purchaser, obtain credit rating from credit rating agencies of international reputation), and (iv) instruct its counsel to observe and perform the terms of this Section 5.9.

(g)
Subject to compliance at all times with Applicable Law and the other provisions of the Agreement, the Sellers, 942064 Alberta Ltd. and the Purchaser shall coordinate and cooperate with each other in exchanging information and supplying such assistance as is reasonably requested in connection with the foregoing, including providing each Party with all notices and information supplied to or filed with or received from any Governmental Authority. If the Sellers, 942064 Alberta Ltd. or the Purchaser receive a request or is legally required to disclose all or any part of information considered by such Party to be highly confidential and sensitive, such Party will (A) immediately notify the other Party of the request or requirement, (B) consult with the other Party on the advisability if taking legally available steps to resist or narrow the request or lawfully avoid the requirement, and (C) if requested by the other Party, take all necessary steps to seek a protective order or other appropriate remedy. If a protective order or other remedy is not available, or if the other Party waives compliance with the provisions of this Section 5.9(g), (y) the Party receiving the request for disclosure may disclose to the Person requiring disclosure only that portion of the information considered by such Party to be highly confidential and sensitive which such Party is advised by written opinion of counsel is legally required to be disclosed, and (z) such Party will not be liable for such disclosure by such Party or its representatives not permitted by this Agreement.

(h)
Each Party will advise the other promptly upon becoming aware of the existence of any actual or threatened action, suit, proceeding or governmental investigation (regardless of the merits of the position) that seeks relief that is inconsistent with obtaining any AUC Approval.

5.10	Equity Contributions
With the exception of Equity Contributions that are required to enable an Acquired Entity to (a) maintain the minimum total capitalization and the maximum ratio of total debt to total capitalization required by the Debt Financing Agreements, and (b) fulfill its working capital requirements or to maintain its approved capital structure in accordance with Authorizations issued by the AUC, during the Closing Period, neither the Sellers nor 942064 Alberta Ltd., nor any of their respective Affiliates shall make any Equity Contribution out of the Ordinary Course without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed and in any case no later than 48 hours after a request therefor.

5.11	Actions to Satisfy Closing Conditions

(a)
The Sellers and 942064 Alberta Ltd. shall take all such actions as are within their power to control and shall use commercial best efforts to cause other actions to be taken which are not within their power to control, so as to ensure compliance with all of the conditions set forth in Section 7.1.

(b)
The Purchaser shall take all such actions as are within its power to control and shall use commercial best efforts to cause other actions to be taken which are not within their power to control, so as to ensure compliance with all of the conditions set forth in Section 7.2.

5.12	Transfer and Issuance of the Acquired Shares
The Sellers and 942064 Alberta Ltd. shall take all necessary steps and corporate proceedings to permit good title to the Acquired Shares to be duly and validly transferred and assigned to the Purchaser at the Closing, free of all Liens.

5.13	Tax Returns and Certain Tax Assessments

(a)
The Purchaser shall prepare and deliver to the Sellers and 942064 Alberta Ltd., within 60 days following the Closing Date, draft unaudited financial statements for each of the Acquired Entities for their fiscal periods deemed to end immediately prior to the Effective Time under the Tax Act as well as, in the case of the Partnership Subsidiaries, for their notional fiscal periods as defined under the terms of the partnership agreements governing them, in each case prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements and report thereon which shall be addressed to the Sellers and 942064 Alberta Ltd., for the review and comment of Sellers and their accountants. The Purchaser shall make any changes to such financial statements as may be reasonably requested in writing by the Sellers within 30 days. The Purchaser shall also cause AML and the Partnership Subsidiaries to prepare and deliver to the Sellers, within 60 days following the Closing Date, draft calculations of all notional allocations to the Sellers for the purposes of the Tax Act for the notional fiscal periods of the Partnership Subsidiaries as determined in accordance with the terms of the partnership agreements governing the Partnership Subsidiaries, which shall be prepared in a manner consistent with past practice with respect to the Tax Returns of the Partnership Subsidiaries, provided that the maximum amount of discretionary deductions shall be claimed (as prorated for the notional fiscal period in accordance with the partnership agreements governing the Partnership Subsidiaries) (in this Section 5.13(a), Notional Allocations), for the review and comment of the Sellers and their accountants. The Purchaser  shall make any changes to the Notional Allocations as may be reasonably requested by the Sellers and such changed Notional Allocations shall be reflected in the Straddle Period Tax Returns.

(b)
The Sellers shall prepare any and all tax elections permitted by Applicable Law which they wish to file in connection with the Pre-Closing Reorganization, with such elected amounts and designations within Sellers entire discretion as may be permitted by Applicable Law and Purchaser shall cause the Acquired Entities to execute such elections as may be required by the Sellers for filing on a timely basis by the Sellers on their own behalf or, as the case may be, on behalf of the Acquired Entities. The Sellers shall prepare, and Purchaser shall cause the Acquired Entities to, execute for filing on a timely basis by the Sellers on behalf of the Acquired Entities all Tax Returns required to be filed after the Closing Date by or with respect to the Acquired Entities for all periods ending before the Effective Time on a timely basis consistent with the Acquired Entities’ existing procedures for preparing such Tax Returns and in a manner consistent with prior practice with respect to the treatment of specific items on the Tax Returns (to the extent such treatment is permitted by Applicable Law). The maximum amount of discretionary deductions shall be claimed in any such Tax Returns. The Sellers shall have the right in their entire discretion to require that the Purchaser cause the Acquired Entities (other than the Partnership Subsidiaries) to deliver to the Sellers for filing on a timely basis a duly executed election under subsection 256(9) of the Tax Act in respect of the Taxation year of the Acquired Entities ending as a result of the completion of the transactions contemplated in this Agreement. At the request of the Purchaser, the Sellers shall duly file with the Tax Return required under the Tax Act for the taxation year of any Acquired Entity (other than a Partnership Subsidiary) ending immediately prior to the Effective Time an election pursuant to subsection 256(9) of the Tax Act. Not less than 25 days (and, in the case of any Tax Return which does not relate to income Tax, 10 days) prior to the due date of any such Tax Return (or immediately after Closing if Closing takes place within 25 days (and, in the case of any Tax Return which does not relate to income Tax, 10 days) of such due date), the Sellers shall provide the Purchaser with a substantially final draft of the Tax Returns of the Acquired Entities (other than the Partnership Subsidiaries, which shall be filed as prepared) (the Draft Returns). The maximum amount of discretionary deductions shall be claimed in any such Tax Returns. The Purchaser and its accountants shall have the right to review the Draft Returns and any working papers relating to their preparation. Within ten days (and, in the case of any Tax Return which does not relate to income Tax, 5 days) after the date that the Purchaser receives the Draft Returns, the Purchaser shall advise the Sellers in writing that it either:

(i)	agrees that the Draft Returns were prepared in accordance with the principles set out above; or

(ii)	does not agree that they were so prepared, in which case the Purchaser shall set out, in reasonable detail, the basis for such disagreement.

(c)
If the Purchaser notifies the Sellers of a disagreement pursuant to Section 5.13(b)(ii), the Sellers and the Purchaser shall attempt to resolve such disagreement; provided, however, that if the Sellers and the Purchaser fail to reach agreement, then the disagreement shall be resolved by an internationally recognized firm of independent public accountants to be designated by mutual agreement of the Sellers and the Purchaser, failing which the firm will be either PricewaterhouseCoopers or Deloitte Canada. The fees and expenses of the accountants in making any such determination will be borne 50% by the Sellers and 50% by the Purchaser.

(d)
The Purchaser shall cooperate fully, as and to the extent reasonably requested by the Sellers, in connection with the preparation and filing of the Tax Returns referred to in Section 5.13(a). Such cooperation shall include the Purchaser’s retention and, upon the Sellers’ request, the provision of records and information of or with respect to the Acquired Entities and reasonably relevant to any such Tax Return, and the Purchaser making employees available, as reasonably requested by the Sellers, to provide additional information and explanation of any material provided hereunder and to assist in the preparation and filing of any such Tax Return. In particular, the Purchaser shall (or shall cause the Acquired Entities to) provide the Sellers with a first draft of each Tax Return not less than 40 days prior to the due date of any such Tax Return.

(e)
The Purchaser shall cause each Acquired Entity to prepare and file when due all Tax Returns that are required to be filed by or with respect to such Acquired Entity for any taxable years or periods beginning on or before the Closing Date and ending after the Closing Date (Straddle Period) and shall cause the relevant Acquired Entity, as applicable, to remit any Taxes due in respect of such Tax Returns (Straddle Period Tax Returns). The Purchaser shall prepare such Straddle Period Tax Returns consistent with past practices of the relevant Acquired Entity (to the extent consistent with Applicable Law). The maximum amount of discretionary deductions shall be claimed in any such Straddle Period Tax Returns. The Purchaser shall provide drafts of any such Straddle Period Tax Return to be filed not less than 25 days (and, in the case of any Tax Return which does not relate to income Tax, 10 days) prior to the applicable due date of such Straddle Period Tax Return for the Seller’s review and comment. The Purchaser shall make any changes reasonably requested by the Sellers to any Straddle Period Tax Return and allocation, and shall cause the appropriate Acquired Entity to timely file such Straddle Period Tax Return. Within ten (10) Business Days after the filing of such Straddle Period Tax Return, the Purchaser shall provide, or cause to be provided, to the Sellers copies of such Straddle Period Tax Return.

(f)
The Purchaser shall give written notice to the Sellers promptly (and, in any event, within 10 days) after receipt by the Purchaser or any Acquired Entity of any notice or inquiry, oral or written, or of any Tax Assessment from any Tax Authority with respect to a period of AHLP,

AILP, ALP or Heartland Transmission L.P. ending on or before the Closing Date (including the portion of a Straddle Period ending before the Closing Date). Such notice shall set out such information with respect to such notice, inquiry or Tax Assessment as is then available (without the incurring of material additional obligations or expenses which are not reimbursed by the Sellers) to the Purchaser or any of the Acquired Entities. The Sellers shall have the right to undertake and control any proceeding, hearing, complaint, claim, demand, objection or other defence of or with respect to any such notice, inquiry or Tax Assessment. To the extent that any notice, inquiry or Tax Assessment pertains to both the portion of a Straddle Period that precedes the Closing Date and the portion of the Straddle Period that commences on the Closing Date, the Sellers and the Purchaser shall jointly control any proceeding, hearing, complaint, claim, demand, objection or other defence of or with respect to any such notice, inquiry or Tax Assessment.

(g)
The Purchaser shall not and shall cause the Acquired Entities not to amend any Tax Return for any period or a portion thereof ending on or prior to the Closing Date without the prior written consent of the Sellers.

5.14	Access to Books and Records
For a period of six years from the Closing Date, or for such longer period as may be required by Applicable Law, the Purchaser shall retain, and shall cause the Acquired Entities to retain, all original accounting Books and Records that each of them is entitled to retain relating to the Acquired Entities for the period prior to and including the Closing Date. The Sellers may, subject to Applicable Law, inspect and make copies (at its own expense) of such Books and Records, at any time during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Purchaser or the Acquired Entities. The Purchaser may have its representatives present during any such inspection.

5.15	Exclusive Dealing
The Sellers and 942064 Alberta Ltd. shall not, directly or indirectly, through any officer, director, shareholder, employee, agent or other Affiliate of the Sellers or 942064 Alberta Ltd.:

(a)
solicit, initiate or encourage the submission of any proposal or offer from any Person (other than the Purchaser) relating to the acquisition of any shares or other voting or equity securities of the Acquired Entities or any portion of the Assets of the Acquired Entities (including any acquisition structured as a consolidation or share exchange);

(b)
participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing; or

(c)	enter into any agreement, arrangement or understanding with respect to the foregoing.

5.16	World Bank

(a)
During the Closing Period, the Purchaser shall promptly notify the Sellers and 942064 Alberta Ltd., upon the Purchaser acquiring knowledge of the representation or warranty set forth in Section 4.9 in any respect. Any such notification must set out particulars of the facts, events or circumstances which make such representation or warranty untrue or incorrect.

(b)
The Sellers shall make commercial best efforts to obtain and deliver to the Purchaser prior to Closing, confirmation from the World Bank, in form and substance satisfactory to the Purchaser, acting reasonably, that any and all applicable sanctions previously applied by the World Bank against the Acquired Entities have been lifted without any unreasonable conditions, and that no World Bank sanctions and/or penalties will be applied against the Purchaser Guarantor or any of its Subsidiaries following the transactions contemplated by this Agreement; provided, for greater certainty, that (i) a continuing condition for a period that does not exceed three (3) years after the Closing Date that the Purchaser or any of its Subsidiaries not commit a sanctionable offense shall be considered a reasonable condition, unless the inability of obtaining the lifting of the World Bank sanction results from any acts or sanctionable practices of the Purchaser Guarantor or any one of its Subsidiaries, and (ii) the Purchaser Guarantor and each of its Subsidiaries, other than the Purchaser and its respective Subsidiaries, shall not be required, under any circumstance, to submit to any condition or restriction of the World Bank in connection with the lifting of any World Bank sanction against any Acquired Entity.

(c)
During the Closing Period, the Sellers shall promptly provide to the Purchaser particulars of all material matters and developments with respect to the Sellers’ efforts to obtain confirmation of the removal of sanctions previously applied by the World Bank against any of the Acquired Entities and the Sellers shall provide the Purchaser an opportunity to participate in all discussions, consultations and other communications between the Sellers and the World Bank in connection therewith.

ARTICLE 6     − CLOSING

6.1	Date, Time and Place of Closing
The Closing will take place at the offices of Norton Rose Fulbright Canada LLP, Suite 3700, 400 3rd Avenue SW Calgary, Alberta at 8:00 a.m. (Calgary time) on the Closing Date or at such other place, on such other date and at such other time as may be agreed upon in writing by the Parties.

6.2	Closing Procedures
Subject to satisfaction or waiver by the relevant Party of the conditions of Closing, at the Closing, the Sellers shall deliver actual possession of the Acquired Shares to the Purchaser and upon such delivery thereof the Purchaser shall pay or satisfy the payments set forth in Section 2.2.
ARTICLE 7     − CONDITIONS OF CLOSING

7.1	Conditions in Favour of the Purchaser
The obligation of the Purchaser to complete the transactions contemplated by this Agreement is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived, in whole or in part, by the Purchaser in its sole discretion:

(a)
Truth of Representations and Warranties. The representations and warranties of the Sellers and 942064 Alberta Ltd. contained in this Agreement that are qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date (except to the extent such representations and warranties are as set forth as of a specified date, including as of the date of this Agreement, which representations and warranties shall only need be accurate as of such specified date), except in each case if the representation or warranty is no longer true and correct as a result of any fact, event, circumstance or action contemplated or permitted by this Agreement (including as permitted in Section 5.5), and the Sellers shall have executed and delivered a certificate of a senior officer to that effect.

(b)
Performance of Covenants. The Sellers and 942064 Alberta Ltd. shall have fulfilled, performed or complied in all material respects with all covenants contained in this Agreement to be fulfilled, performed or complied with by it at or prior to Closing, and the Sellers shall have executed and delivered a certificate of a senior officer to that effect.

(c)	Consents. All Required Consents shall have been obtained.

(d)	Authorizations. All Required Authorizations shall have been obtained.

(e)	No Legal Action. No action or proceeding shall be pending by any Person in any jurisdiction, to prohibit the right of the Purchaser to acquire the Acquired Shares.

(f)	No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred a Material Adverse Effect.

(g)	Pre-Closing Reorganization. The Pre-Closing Reorganization shall have been completed in accordance with Section 5.1.

(h)	Deliveries by the Sellers. The Sellers shall have delivered or caused to be delivered to the Purchaser the following:

(i)
a share certificate representing all of the shares in the capital of the Corporation registered in the name of the Purchaser and the cancelled share certificates representing the Acquired Shares, together with an excerpt of the Corporate Records evidencing that the Purchaser has been registered as holder of record of the Acquired Shares;

(ii)	certified copies of:

(A)	the articles, by-laws and shareholders’ agreements (if applicable), or the partnership agreements, as the case may be, of each of the Acquired Entities;

(B)
all the resolutions of the shareholders, the board of directors and/or the partners, as the case may be, of each of the Sellers, 942064 Alberta Ltd. and the Acquired Entities approving the entering into and completion of the transactions contemplated by this Agreement and the Transaction Documents; and

(C)	a list of the officers and directors authorized to sign agreements together with their specimen signatures, all in form and substance satisfactory to the Purchaser, acting reasonably;

(iii)
a certificate of status, compliance, good standing or like certificate with respect to the Sellers, 942064 Alberta Ltd. and the Acquired Entities issued by appropriate government officials of their respective jurisdictions of incorporation;

(iv)	the certificate referred to in Sections 7.1(a) and 7.1(b);

(v)	a certificate of a senior officer of the Sellers certifying as to the actual amount and timing of Equity Contributions made from (and including) January 1, 2014 to (and including) Closing;

(vi)
a resignation effective as at the Closing from each director and officer of the Non-Operating Entities and of the directors nominated by the Sellers or 942064 Alberta Ltd. on the board of directors of AML, AIML, SNC-Lavalin Energy Alberta Ltd., SNC-Lavalin GP Holdings Ltd. and the Corporation;

(vii)	the Corporate Records of the Corporation and the Non-Operating Entities; and

(viii)
an opinion of counsel to the Sellers and 942064 Alberta Ltd. respecting due authorization, execution and delivery of this Agreement and the Transaction Documents to which each of them is a party and the authorized and issued capital of the Acquired Entities immediately before Closing but after the Pre-Closing Reorganization.

7.2	Conditions in Favour of the Sellers
The obligation of the Sellers and 942064 Alberta Ltd. to complete the transactions contemplated in this Agreement is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Sellers and 942064 Alberta Ltd. and may be waived, in whole or in part, by the Sellers and 942064 Alberta Ltd., in their sole discretion:

(a)
Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date (except to the extent such representations and warranties are as set forth as of a specified date, including as of the date of this Agreement, which representations and warranties shall only need be accurate as of such specified date), and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect.

(b)
Performance of Covenants. The Purchaser shall have fulfilled, performed or complied in all material respects with all covenants contained in this Agreement to be fulfilled, performed or complied with by it at or prior to Closing, and the Purchaser shall have executed and delivered a certificate of a senior officer to that effect.

(c)	Payment of Acquisition Price. The Acquisition Price shall have been paid to the Sellers;

(d)	Consents. All Required Consents shall have been obtained.

(e)	Authorizations. All Required Authorizations shall have been obtained on terms and conditions satisfactory to the Sellers, acting reasonably.

(f)	No Legal Action. No action or proceeding shall be pending by any Person in any jurisdiction, to prohibit any of the transactions contemplated by this Agreement.

(g)	Deliveries to the Sellers. The Purchaser shall have delivered or caused to be delivered to the Sellers the following:

(i)	certified copies of:

(A)	the articles, the by-laws and, if applicable, the shareholders’ agreement of the Purchaser;

(B)
the resolutions of the board of directors or the shareholders of the Purchaser approving the entering into and completion of the transactions contemplated by this Agreement and the Transaction Documents; and

(C)	a list of its officers and directors authorized to sign agreements together with their specimen signatures, all in form and substance satisfactory to the Sellers, acting reasonably;

(ii)	a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by appropriate government officials of the jurisdiction of its incorporation;

(iii)	the certificate referred to in Section 7.2(a) and 7.2(b); and

(iv)	such other certificates, resolutions, receipts and other documents as are customarily delivered in the context of the closing of a transaction or as may be reasonably requested by the Sellers.
ARTICLE 8     − TERMINATION

8.1	Termination
This Agreement may be terminated at any time on or prior to the Closing Date:

(a)
by the Purchaser upon written notice to the Sellers if, on the Closing Date, any of the conditions specified in Section 7.1 have not been satisfied in full, provided that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions specified in Section 7.1 not to be satisfied;

(b)
by the Sellers and 942064 Alberta Ltd. upon written notice to the Purchaser if, on the Closing Date, any of the conditions specified in Section 7.2 have not been satisfied in full, provided that the Sellers are not then in breach of this Agreement so as to cause any of the conditions specified in Section 7.2 not to be satisfied;

(c)
by the Sellers and 942064 Alberta Ltd. upon written notice to the Purchaser, if there has been a material violation or material breach by the Purchaser of any covenant or other agreement contained in the Agreement such that any condition specified in Section 7.2 would be incapable of being satisfied by the Closing Date, and such violation or breach is not waived by the Sellers and 942064 Alberta Ltd., or cured by the Purchaser, within 10 days, or such longer period of time as may be required provided the Purchaser is diligently pursuing such cure, after written notice thereof by the Seller;

(d)
by the Purchaser upon written notice to the Sellers and 942064 Alberta Ltd., if there has been a material violation or material breach by the Sellers and/or 942064 Alberta Ltd. of any covenant or other agreement contained in the Agreement such that any condition specified in Section 7.1 would be incapable of being satisfied by the Closing Date, and such violation or breach is not waived by the Purchaser, or cured by the Sellers and/or 942064 Alberta Ltd., within 10 days, or such longer period of time as may be required while the Sellers and/or 942064 Alberta Ltd. are diligently pursuing such cure, after written notice thereof by the Purchaser;

(e)	by written agreement of the Parties; or

(f)
by notice from either the Purchaser or the Sellers and 942064 Alberta Ltd., if the Closing has not occurred by September 30, 2015 (other than due to the failure of the Party purporting to exercise this termination right to comply with Section 5.8 of this Agreement), which date may be extended by written agreement of both Parties.

8.2	Effect of Termination

(a)
If this Agreement is terminated pursuant to Sections 8.1(f), all obligations of the Parties pursuant to this Agreement will terminate without further liability of any Party to the other except for the provision of (i) Section 11.9 relating to expenses, (ii) Section 11.11 relating to public announcements, and (iii) this Section 8.2.

(b)
If the Agreement is terminated by a Party pursuant to Sections 8.1(a), (b) ,(c) or (d) and the right to terminate arose because of a breach of the Agreement by the other Party (including a breach by the other Party resulting in a condition in favour of the terminating Party failing to be satisfied), then the other Party shall remain fully liable and the terminating Party make seek remedies in accordance with Section 9.10 and Section 9.11.

8.3	Waiver of Conditions of Closing
If any of the conditions set forth in Section 7.1 have not been satisfied, the Purchaser may elect in writing to waive the condition and proceed with the completion of the transactions contemplated by this Agreement and, if any of the conditions set forth in Section 7.2 have not been satisfied, the Sellers and 942064 Alberta Ltd. may elect in writing to waive the condition and proceed with the completion of the transactions contemplated by this Agreement. Any such waiver and election by the Purchaser or the Sellers and 942064 Alberta Ltd., as the case may be, will serve as a waiver of the specific closing condition and the Party which has not been able to satisfy the waived condition will thereafter have no liability with respect to that specifically waived condition.
ARTICLE 9     − INDEMNIFICATION AND REMEDIES

9.1	Indemnification by the Sellers

(a)
The Sellers and 942064 Alberta Ltd., jointly and severally, shall indemnify, defend and hold harmless, net of Tax benefit as set forth in Section 9.5(a), the Purchaser and, to the extent named or involved in any third party action or claim, their respective employees, directors, officers and representatives and related persons (collectively, the Purchaser Indemnified Persons) from and against, and shall pay to the Purchaser and the Purchaser Indemnified Persons, the amount of, any loss, liability, claim, damage, fine and other penalty, cost, charge or expense (including costs of investigation and defence and reasonable legal fees and other professional fees) (collectively, but subject to Section 9.7(a)(viii), Damages), suffered by or imposed upon the Purchaser or any of the Purchaser Indemnified Persons as a result of:

(i)	any incorrectness or breach of any representation or warranty made by the Sellers or 942064 Alberta Ltd. in this Agreement or any Transaction Document; or

(ii)
any breach or non-fulfillment by the Sellers or 942064 Alberta Ltd. of any covenant, condition or obligation of the Sellers or 942064 Alberta Ltd. contained in this Agreement or any Transaction Document; or

(iii)	the Pre-Closing Reorganization, including the failure to comply with any Applicable Laws in connection with the Pre-Closing Reorganization.

9.2	Indemnification by the Purchaser
The Purchaser shall indemnify, defend and hold harmless, net of Tax benefit as set forth in Section 9.5(a), the Sellers and 942064 Alberta Ltd. and, to the extent named or involved in any third party action or claim, their respective employees, shareholders, directors, officers, representatives and related persons (collectively the Sellers Indemnified Persons) from and against, and shall pay to the Sellers, 942064 Alberta Ltd. and the Sellers Indemnified Persons, the amount of any Damages suffered by, imposed upon the Sellers, 942064 Alberta Ltd. or any of the Sellers Indemnified Persons as a result of:

(a)	any incorrectness or breach of any representation or warranty made by the Purchaser in this Agreement; or

(b)	any breach or non-fulfillment by the Purchaser of any covenant, condition or obligation of the Purchaser contained in this Agreement or any Transaction Document.

9.3	Allocation of Responsibility Resulting From AUC Disallowances

(a)	The Parties agree as follows with respect to AUC Disallowances:

(i)	the Sellers and 942064 Alberta Ltd. shall pay to the Purchaser, on a dollar for dollar basis, the first AUC Disallowances to occur up to an amount of twenty-five million dollars ($25,000,000);

(ii)
if the AUC Disallowances exceed twenty-five million dollars ($25,000,000), but are less than or equal to fifty million dollars ($50,000,000), none of the Sellers or 942064 Alberta Ltd. shall have any liability with respect to any such portion of AUC Disallowances which exceed twenty-five million dollars ($25,000,000) but are less than or equal to fifty million dollars ($50,000,000); and

(iii)
if the AUC Disallowances exceed fifty million dollars ($50,000,000), the Sellers shall pay to the Purchaser, on a dollar for dollar basis, an amount equal to fifty percent (50%) of any such AUC Disallowances in excess of fifty million dollars ($50,000,000); provided that the maximum amount the Sellers and 942064 Alberta Ltd. shall be required to pay to the Purchaser in respect of AUC Disallowances shall not exceed fifty million dollars ($50,000,000) in the aggregate.

(b)
All amounts that the Sellers and 942064 Alberta Ltd. become liable to pay to the Purchaser pursuant to Section 9.3(a) shall be paid by wire transfer or other immediately available funds within ten (10) Business Days of the applicable AUC Disallowance becoming final without an appeal being made thereon by the applicable Operating Entities, taking into consideration the rights and obligations under Section 9.3(c)(iv). The Sellers and 942064 Alberta Ltd. shall have no liability under this Section 9.3 for any AUC Disallowance which is solely the result of the imprudent conduct of the Purchaser or of any of the Operating Entities following the Closing Date.

(c)	The Sellers (prior to the Closing) and the Purchaser (following the Closing):

(i)
shall give prompt written notice to the other, as applicable, of (A) any audit or further inquiry by the AUC or any one of its agents, hires or representatives with respect to any cost or expenditure of an Operating Entity which is reasonably susceptible to give rise to a AUC Disallowance, or (B) any written communication from a Governmental Entity with respect to a potential or anticipated AUC Disallowance (in each case, in this Section 9.3(c), a potential AUC Disallowance);

(ii)
shall promptly provide to the other, as applicable, and their respective Affiliates or their respective representatives or agents, or give them access to, all relevant information in such Party’s possession or under its control (provided that it does not cause it to breach any code of conduct or confidentiality obligations and subject to Applicable Law) and shall cause each of the Operating Entities to do all of the foregoing;

(iii)
shall, and shall cause, to the extent permitted in accordance with any code of conduct or confidentiality obligations and subject to Applicable Law, the Operating Entities to, prior to applying for, making a filing or notification or making a substantive submission or taking a substantive step or having any conferences with the AUC or third parties having standing in relation to any potential AUC Disallowance, or making any amendment to any such application, filing, notification, submission or step, allow each other the opportunity, subject to restrictions imposed by Applicable Law, to review and comment on the merits of such application, filing, notification, submission, step or amendment or to participate in such conference; and

(iv)
shall cause (provided that doing so would not cause the breach of any code of conduct or confidentiality obligations (a "Breach") and subject to Applicable Law) the Operating Entities to actively defend the prudency, of applicable costs and expenditures, and to use at least the same degree of diligence as they used prior to Closing to prevent any AUC Disallowance to occur, and the Purchaser and the Sellers shall cooperate and take such other reasonable steps as are necessary to enable and cause (subject to Applicable Law) the Operating Entities to conduct themselves as aforementioned, in each case, including assessing in good faith in respect of each AUC Disallowance, whether a review before the AUC or a proceeding before a court has reasonable grounds for success and whether such review or proceeding should be carried out.

(d)	For the purposes of Section 9.3(c), "Operating Entities" shall include their respective successors and assigns.

(e)
For greater certainty, the amounts and percentages set forth in Section 9.3(a) apply once to the Sellers and 942064 Alberta Ltd., taken as a whole, and are not to be applied separately to each of the Sellers and 942064 Alberta Ltd.

9.4	Indemnification Procedure – Third Party Claims

(a)
If any claim, assertion or proceeding by or in respect of a third party (a Third Party Claim) is made or commenced against the Purchaser, the Sellers, 942064 Alberta Ltd., a Purchaser Indemnified Person or a Sellers Indemnified Person, as the case may be, (an Indemnified Person) in respect of which the Indemnified Person proposes to demand indemnification from a Party pursuant to Sections 9.1 or 9.2 (the Indemnifying Party), the Indemnified Person shall give notice to that effect together with particulars of the Third Party Claim to its Indemnity Representative and the Indemnifying Party with reasonable promptness. The failure to give, or delay in giving, such notice will not relieve the Indemnifying Party of its obligations except and only to the extent of any prejudice caused to the Indemnifying Party by such failure or delay.

(b)
The Indemnifying Party may, by notice to the Indemnity Representative given not later than 30 days after receipt of the notice described in Section 9.4(a), assume control of the defence, compromise or settlement of the Third Party Claim; provided that such Indemnifying Party shall irrevocably acknowledge in writing complete responsibility for and agree to indemnify the Indemnified Person in respect of such Third Party Claim.

(c)	Upon assumption of control by the Indemnifying Party:

(i)
the Indemnifying Party shall actively and diligently proceed with the defence, compromise or settlement of the Third Party Claim at its sole costs and expenses, retaining counsel reasonably satisfactory to the Indemnity Representative; and

(ii)
the Indemnifying Party shall not need to obtain the consent of the Indemnity Representative to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless such judgement or settlement imposes a restriction on the Indemnity Representative or it entails costs for it, in which event such consent may not be unreasonably or arbitrarily withheld or delayed.

(d)
If the Indemnifying Party elects to assume control of a Third Party Claim in accordance with Section 9.4(b), the Indemnified Person and the Indemnity Representative may retain separate co-counsel at their sole cost and expense, and may participate in the defence of the Third Party Claim.

(e)
The Indemnified Person and the Indemnity Representative shall, at their sole costs and expenses, cooperate with the Indemnifying Party and use their Commercially Reasonable Efforts to make available to the Indemnifying Party all relevant information in their possession or under their control (provided that it does not cause either of them to breach any confidentiality obligations) and shall take such other steps as are, in the reasonable opinion of counsel for the Indemnifying Party, necessary to enable the Indemnifying Party to conduct such defence.

(f)
If (i) the Indemnifying Party fails to give the Indemnity Representative the notice required in Section 9.4(b), or (ii) the Indemnifying Party breaches any of its other obligations under this Section 9.4, the Indemnity Representative may assume control of the defence, compromise or settlement of the Third Party Claim and retain counsel as may appear advisable, acting reasonably, the whole at the Indemnifying Party’s sole costs and expenses. The Indemnifying Party shall, at its sole costs and expenses, cooperate fully with the Indemnity Representative and use its Commercially Reasonable Efforts to make available to the Indemnity Representative all relevant information in its possession or under its control and take such other steps as are, in the reasonable opinion of counsel for the Indemnity Representative, necessary to enable the Indemnity Representative to conduct the defence. The Indemnifying Party shall reimburse the Indemnified Person and the Indemnity Representative promptly and periodically for the costs of defending against the Third Party Claim (including legal fees and expenses), and shall remain responsible for any Damages the Indemnified Person and the Indemnity Representative may suffer resulting from, arising out of, or relating to, the Third Party Claim to the fullest extent provided in this Article 9.

9.5	Duty to Mitigate and Subrogation

(a)
Nothing in this Agreement in any way restricts or limits the general obligation at law of an Indemnified Person to mitigate any Damages which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant, condition or obligation of the Indemnifying Party under this Agreement or any of the Transaction Documents. The amount of Damages under this Article 9 will be determined net of (i) any Tax benefits realizable by any Indemnified Person in relation to any such Damages (including any Tax benefits arising from the deductibility or amortization of any such Damages or from a potential allowance, refund, credit, deduction or loss carry-over), and (ii) any amounts recovered or recoverable by the Indemnified Person under insurance policies, indemnities, reimbursement arrangements or similar agreements with respect to such Damages. The Indemnified Person shall take all appropriate steps to enforce such recovery.

(b)
The Indemnified Person shall, to the fullest extent permitted by Applicable Law, subrogate its rights to the Indemnifying Party and will make all counterclaims and join in any litigation all other Persons as may be reasonably required by the Indemnifying Party, the whole at the costs and expenses of the Indemnifying Party.

9.6	Expiry of Liability

(a)
Except as set out in Sections  9.6(b), 9.6(c) and 9.6(d), liability pursuant to Sections 9.1 or 9.2 for breaches or non-fulfillment of the representations, warranties, obligations, conditions and covenants of an Indemnifying Party contained in this Agreement and liability under any of the Transaction Documents will terminate fifteen (15) months following the Closing Date, except:

(i)	in the case of fraud, intentional misrepresentation or deliberate or wilful breach, in which case liability will survive and continue in full force and effect without limitation of time; or

(ii)
to the extent that, during such 15-month period, the Indemnified Person or the Indemnity Representative has given notice to the Indemnifying Party of a claim in respect of any such representation, warranty, obligation, condition or covenant, in which case liability therefor will survive and continue in full force and effect until the final determination of such claim.

(b)
The representations and warranties of the Sellers set forth in Section 3.33 (and the Sellers’ liability in connection therewith), will survive and continue in full force and effect for the benefit of the Purchaser until 90 days after the expiration of the last of the limitation periods contained in the Tax Act and any other applicable tax Laws imposing tax on the Acquired Entities subsequent to the expiration of which an assessment or reassessment or other form or recognized document assessing liability for tax, interest or penalties thereunder for any period ended on or prior to the Closing Date cannot be issued to the Acquired Entities (such period to include any period extended by any agreement, waiver or arrangement with any Taxation Authority, if such extension is requested, or consented to, in writing by the Seller).

(c)
The representations and warranties contained in Sections 3.1, 3.2, 3.7, 3.18 and 3.37 (the Fundamental Representations) and the Seller’s liability in connection therewith will survive and continue in full force and effect indefinitely.

(d)
No Party or other Person is entitled to indemnification pursuant to Sections 9.1 or 9.2 unless such Party or other Person has given written notice of its claim for indemnification pursuant to Section 9.4(a), as the case may be, within the survival periods specified in the foregoing provisions of this Section 9.6.

9.7	Limitations on Liability

(a)	Notwithstanding the foregoing provisions of this Article 9 :

(i)
notwithstanding anything to the contrary contained in this Agreement, to the extent that an adjustment has been made to the Acquisition Price or any other payments are made hereunder in respect of any matter relating to or arising out of this Agreement, no duplicate recovery shall be available hereunder;

(ii)	for greater certainty, Damages (which for greater certainty do not include AUC Disallowances) do not include any loss, liability, claim, damage, fine and other penalty, cost, charge or expense which is recovered by an Operating Entity as part of its subsequent revenue requirement;

(iii)
the Sellers and 942064 Alberta Ltd. shall have no liability under this Agreement and no Damages may be recovered from any of the Sellers or 942064 Alberta Ltd. with respect to any facts, events, circumstances or acts which (A) are not in the Ordinary Course of the Business (as of the time immediately before Closing), and (B) were requested or directed by the Purchaser or any one of its Affiliates, including as it relates to the way the Acquired Entities handle potential AUC Disallowances;

(iv)
the Sellers and 942064 Alberta Ltd. shall have no liability under this Agreement and no Damages may be recovered from any of the Sellers or 942064 Alberta Ltd. for a claim of the Purchaser or any Purchaser Indemnified Person in respect of any incorrectness or breach of any representation or warranty contained in this Agreement which does not exceed, individually, an amount equal to at least $125,000 (in this Section 9.7, an Eligible Claim), except, for greater certainty, for a claim made by the Purchaser pursuant to Section 9.3(a);

(v)
The Sellers and 942064 Alberta Ltd. shall have no liability under this Agreement and no Damages may be recovered in respect of any incorrectness or breach of any representation or warranty contained in this Agreement from any of the Sellers or 942064 Alberta Ltd. unless the Eligible Claims of the Purchaser and the Purchaser Indemnified Persons, together with the AUC Disallowances in respect of which the Purchaser is not indemnified by the Sellers and 942064 Alberta Ltd. in accordance with Section 9.3(a), exceed, in the aggregate, an amount equal to at least one percent (1.0%) of the Acquisition Price, in which case the liability of the applicable Indemnifying Party is solely for the amount of such Eligible Claims in excess of one percent (1.0%) of the Acquisition Price;

(vi)
the liability of the Sellers and 942064 Alberta Ltd. in respect of Eligible Claims of the Purchaser or the Purchaser Indemnified Persons under this Agreement, together with the AUC Disallowances in respect of which the Sellers and 942064 Alberta Ltd. indemnify the Purchaser pursuant to Section 9.3(a), shall not exceed, in the aggregate, ten percent (10%) of the Acquisition Price, except for Damages arising from (A) breaches to the Fundamental Representations or, (B) fraud, intentional misrepresentation or deliberate or willful breach by the Sellers or 942064 Alberta Ltd. in respect of which, the Damages under this Agreement shall not exceed, in the aggregate, the Acquisition Price;

(vii)
the Sellers and 942064 Alberta Ltd. shall have no liability under this Agreement and no Damages may be recovered from any of the Sellers or 942064 Alberta Ltd. with respect to or as a result of AUC Disallowances, except as contemplated in Section 9.3(a); and

(viii)
neither Party shall have any liability hereunder with respect to incidental, consequential, exemplary or punitive damages, loss of profits (whether characterized as direct or indirect damages), lost business opportunities, or damages calculated by reference to any Acquisition Price methodology.

(b)
Notwithstanding any other provision of this Agreement, solely for purposes of calculating Damages under this Article 9, any qualifications or limitations set forth in any representation or warranty contained in this Agreement as to materiality or material adverse effect (or derivative of such terms or other similar materiality qualifier) contained therein shall be disregarded.

(c)	Any payments by one Party to another for the benefit of the other Party made pursuant to this Article 9 shall be treated by the Parties for all purposes as an adjustment to the Acquisition Price.

(d)
For greater certainty, the amounts and percentages set forth in Sections 9.7(a)(iv), 9.7(a)(v) and 9.7(a)(vi) apply once to the Sellers and 942064 Alberta Ltd., taken as a whole, and are not to be applied separately to each of the Sellers and 942064 Alberta Ltd.

(e)
Notwithstanding anything herein contained to the contrary, other than as set forth in Section 5.6(e), the Sellers and 942064 Alberta Ltd. shall have no liability or obligation under this Agreement in connection with the failure to disclose any fact, event, nature of any relationship, Contract or other information with respect to or resulting from the Fort McMurray Project and all such facts, events, nature of relationship, Contracts or other information shall be deemed disclosed.

9.8	Indemnification Procedure – Direct Claims
A claim for indemnification for any matter not involving a Third Party Claim must be asserted by notice (setting out in reasonable detail the factual basis for the claim and the amount of potential Damages arising from it) to the Party from whom indemnification is sought within the periods specified in Section 9.6 of this Agreement and will be subject, at all times, to the provisions of Section 9.5 and 9.7, mutatis mutandis.

9.9	Exceptions to Indemnification
Neither the Purchaser nor any Purchaser Indemnified Person is entitled to any claim or other recourse against the Sellers or 942064 Alberta Ltd. nor do the Sellers or 942064 Alberta Ltd. have any liability in connection with any breach of any obligation, condition or covenant of the Sellers or 942064 Alberta Ltd. in this Agreement or any Transaction Document, occurring during the Closing Period and which breach was committed in good faith and without gross negligence or wilful blindness or fraud by the Sellers, 942064 Alberta Ltd. or any Acquired Entity as a result of instructions received from the Purchaser (or any of its representatives).

9.10	Indemnification Sole Remedy
The rights and remedies that a Party may have against the other Party for a breach of any representation, warranty, covenant or obligation under this Agreement or any Transaction Document are exclusively governed by this Agreement; provided, for greater certainty, that with respect to the failure of such Party to consummate the transactions contemplated hereby on the Closing Date where all conditions to Closing in favour of such Party have been met in accordance with the terms hereof (except for conditions not being met as a result of a breach resulting from such Party’s actions or omissions), the provisions of Section 9.11 shall govern.

9.11	Equitable Remedies
Each Party agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that a Party hereto does not consummate the transactions contemplated hereby on the Closing Date and as set forth herein where all conditions to Closing in favour of such Party have been met in accordance with the terms hereof (in this Section 9.11, a Failure to Close). In this case, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent such Failure to Close and to enforce specifically the terms and provisions hereof in order for Closing to occur, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that, in connection with a Failure to Closing by such Party, it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent a Failure to Close and to enforce specifically the terms and provisions of this Agreement in order for Closing to occur shall not be required to provide any bond or other security in connection with any such order or injunction.

9.12	Agency for Non-Parties
To the extent necessary to give effect to the provisions of this Agreement, each Party hereby accepts each indemnity in favour of its indemnified Persons who are not Parties as agent and trustee for and on their behalf. A Party may enforce an indemnity in favour of any of that Party’s indemnified Persons on behalf of each such Person.
ARTICLE 10     − GUARANTEES

10.1	Purchaser Guarantee
The Purchaser Guarantor hereby guarantees to the Sellers and 942064 Alberta Ltd. the full and complete performance by the Purchaser of its agreements, covenants and obligations under this Agreement.  The Parent Guarantor hereby waives demand of performance, filing of any claim or any right to require any proceeding first against the Purchaser in connection with the performance of the Purchaser’s obligations under this Agreement.

10.2	Sellers Parent Guarantee
The Seller Guarantor hereby guarantees to the Purchaser the full and complete performance by the Sellers and 942064 Alberta Ltd. of their respective agreements, covenants and obligations under this Agreement.  The Seller Guarantor hereby waives demand of performance, filing of any claim or any right to require any proceeding first against the Sellers or 942064 Alberta Ltd. in connection with the performance of the Sellers’ and 942064 Alberta Ltd.’s obligations under this Agreement.
ARTICLE 11     − MISCELLANEOUS

11.1	Notices
Any notice, consent, waiver or other communication given under this Agreement or any Transaction Document must be in writing in the English language and may be given by delivering it (personally or by courier) or sending it by facsimile or other similar form of recorded communication addressed:

(a)	to the Purchaser at:
MIDAMERICAN (ALBERTA) CANADA HOLDINGS CORPORATION
825 NE Multnomah Street
Portland, Oregon
97232

Attention:    John A. Cupparo, President, MidAmerican Transmission
Jeffery B. Erb, Assistant General Counsel and Assistant Corporate Secretary, PacifiCorp Energy

Email:     jcupparo@midamericantrans.com
jeff.erb@pacificorp.com

with a copy to:
BERKSHIRE HATHAWAY ENERGY COMPANY
1111 S 103rd Street
Omaha, Nebraska
68124

Attention:	Douglas L. Anderson, Executive Vice President, General Counsel and Corporate Secretary, Berkshire Hathaway Energy Company
Email:     danderson@berkshirehathawayenergyco.com
with a copy (which does not constitute notice to the Purchaser) to:
DENTONS CANADA LLP
77 King Street West
Toronto, Ontario
M5L 0A1

Attention:    Allen Garson
Email:    allen.garson@dentons.com

(b)	to the Sellers or 942064 Alberta Ltd. at:
SNC-LAVALIN GROUP INC.
455 René-Lévesque Blvd. West
Montréal, Quebec
Canada H2Z 1Z3

Attention:    (i) Chief Executive Officer
(ii) General Counsel and Executive Vice-President
(iii) Corporate Secretary

Facsimile:    (514) 390-6518
with a copy to:
cfo@snclavalin.com
generalcounsel@snclavalin.com
corporatesecretary@snclavalin.com
corporatesecretarysnclavalincapitalinc@snclavalin.com
evpici@snclavalin.com
vplegalici@snclavalin.com

with a copy (which does not constitute notice to the Seller) to:
Norton Rose Fulbright Canada LLP
1 Place Ville Marie, suite 2500
Montréal, QC, H3B 1R1
Attention:     Eric Stevens, Partner
Facsimile:    (514) 286-5474

Any such communication is deemed to have been delivered and received on the date of delivery or transmission by facsimile or other similar form of recorded communication, as applicable, if the day is a Business Day and delivery or transmission was received by the recipient Party prior to 5:00 pm (Calgary local time) and otherwise on the next Business Day. Delivery of a notice or other communication by e-mail is not an effective means of notice for purposes of this Agreement or Transaction Document. A Person may change its address for service by notice given in accordance with the foregoing and any subsequent communication must be sent to such Person at its changed address.

11.2	Entire Agreement
This Agreement together with the Transaction Documents constitute the entire agreement between the Parties and supersedes all prior agreements, understandings, confidential information package, negotiations and discussions relating to the subject matter thereof, whether oral or written. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties relating to the subject matter hereof except as specifically set forth in this Agreement and the Transaction Documents. Neither Party has relied or is relying on any other information, discussions or understandings in entering into and completing the transactions contemplated in this Agreement. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Transaction Document, the provisions of this Agreement will govern.

11.3	Amendments
This Agreement may only be amended, supplemented or otherwise modified by written agreement duly executed by each of the Sellers, 942064 Alberta Ltd. and the Purchaser.

11.4	Waiver
The failure or delay by a Party in enforcing, or insisting upon strict performance of, any provision of this Agreement does not constitute a waiver of such provision or in any way affect the enforceability of this Agreement (or any of its provisions) or deprive a Party of the right, at any time or from time to time, to enforce or insist upon strict performance of that provision or any other provision of this Agreement. Any waiver by a Party of any provision of this Agreement is effective only if in writing and signed by a duly authorized representative of such Party.

11.5	Severability
If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect, without amendment.

11.6	Assignments

(a)	This Agreement will become effective when executed by the Parties and thereafter will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

(b)
Neither this Agreement nor any of the rights, duties or obligations under this Agreement are assignable or transferable by a Party without the prior written consent of the other Party. Any attempt to assign any of the rights, duties or obligations in this Agreement without such written consent is void.

11.7	Third Party Beneficiaries
Except as otherwise expressly provided in this Agreement, the Parties do not intend that this Agreement benefit or create any legal or equitable right, remedy or cause of action in, or on behalf of, any Person other than a Party and no Person, other than a Party, is entitled to rely on the provisions of this Agreement in any proceeding. Without limiting the generality of the foregoing, the consent of any Acquired Entity, any Sellers Indemnified Person or Purchaser Indemnified Person is not required for any amendment or waiver of, or other modification to, this Agreement, including any rights of indemnification to which such Person may be entitled.

11.8	Time of the Essence
Time is of the essence in this Agreement.

11.9	Expenses
Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, brokers, investment advisers, consultants and accountants) incurred in connection with this Agreement and the transactions contemplated herein are to be paid by the Party incurring such expenses. If this Agreement is terminated, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.

11.10	Further Assurances
From time to time after the Closing, each Party will, at the request of the other Party, execute and deliver such additional conveyances, transfers and other assurances and perform or cause to be performed such further and other acts or things as may be reasonably required to give effect to, and carry out the intent of, this Agreement and each of the Transaction Documents.

11.11	Announcements
No press release or other public announcement with respect to this Agreement or any of the Transaction Documents or any transaction contemplated therein is to be made by a Party without the prior consent of the other Party to text of the announcement and the time and manner of its release, which consent cannot be unreasonably delayed or withheld. If a Party is bound by Law to make a press release or other public announcement, such Party may do so, notwithstanding the failure of the other Party to approve same, provided (a) the other Party has a reasonable opportunity to comment on the announcement, and (b) the announcement merely relates the facts and then only to the extent necessary to satisfy the specific legal requirement.

11.12	Counterparts
This Agreement may be executed in any number of separate counterparts (including by facsimile or other electronic means) and all such signed counterparts will together constitute one and the same agreement. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Parties by facsimile or other means of recorded electronic transmission and such transmission (including in PDF form) with an acknowledgement of receipt shall constitute delivery of an executed copy of this Agreement to the receiving Party.
[Signatures on next page]

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement.

MIDAMERICAN (ALBERTA) CANADA HOLDINGS CORPORATION
By:	/s/ Douglas L. Anderson
Name: Douglas L. Anderson Title: Executive Vice President
Berkshire Hathaway Energy Company
By:	/s/ Douglas L. Anderson
Name: Douglas L. Anderson Title: Executive Vice President
SNC-LAVALIN GROUP INC.
By:	/s/ Gerry Grigoropoulos
Name: Gerry Grigoropoulos Title: Acting Executive Vice-President Infrastructure Concession Investments
SNC-LAVALIN TRANSMISSION LTD.
By:	/s/ Michael Ioffredi
Name: Michael Ioffredi Title: President
SNC-LAVALIN TRANSMISSION II LTD.
By:	/s/ Michael Ioffredi
Name: Michael Ioffredi Title: President
SNC-LAVALIN TRANSMISSION III LTD.
By:	/s/ Michael Ioffredi
Name: Michael Ioffredi Title: President
942064 ALBERTA LTD.
By:	/s/ Gerry Grigoropoulos
Name: Gerry Grigoropoulos Title: President

[Share Purchase Agreement]